UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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REPUBLIC SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2016

Dear Shareholder:

We are pleased to present you with the 2016 Republic Services Proxy Statement and cordially invite you to attend the 2016 annual meeting of shareholders (the “Annual Meeting”), which we will hold at 10:30 a.m., local time, on Friday, May 6, 2016, at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260.

A Record of Performance — Growth through Differentiation. As the second largest provider of recycling and solid waste services in North America, we are dedicated to delivering dependable solutions for recycling and waste challenges. With this approach in mind, we successfully drive shareholder value over the long-term by using our cash flow efficiently. We have delivered consistent, positive returns to our shareholders, and have a long history of increasing cash returns to shareholders through dividends and share repurchases. Our keen focus on delivering shareholder value is based on our long-term strategy of profitable growth through differentiation, which is built on five key pillars:

•	Market Position — develop the best vertically integrated infrastructure from which to grow density, expand margins and improve returns;

•	Operating Model — deliver the Republic Way: standardized best practices to deliver a consistent, high level of service to all of our customers;

•	People & Talent Agenda — create the best environment to attract and retain the best talent;

•	Customer Zeal — drive customer loyalty by offering differentiated products and services specifically designed to meet our customers’ needs; and

•	Digital Platform — provide a consistent experience across our business while enabling customers to do business with us the way they prefer.

Engaging with Shareholders. We continued our focus on shareholder engagement in 2015 with respect to compensation, governance and sustainability issues. Our independent Chairman of the Board, Compensation Committee Chairman and management team engaged directly with some of our largest investors. We and the rest of the Board are encouraged by the thoughtful feedback we heard from our shareholders. Our dialogue gave us a lot to think about, and what we heard helped us shape our approach to the proxy access bylaw we are proposing to our shareholders for approval at the Annual Meeting.

In 2016, we continue to seek shareholder input on our corporate governance and executive compensation program to ensure that it is well-designed to incentivize our management team to drive shareholder value.

Sincerely,

Ramon A. Rodriguez	Donald W. Slager
Chairman of the Board	President & Chief Executive Officer

18500 N. Allied Way

Phoenix, Arizona 85054

For further information about the 2016 Annual Meeting,

please call (800) 248-3170

NOTICE OF THE 2016 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be Held on May 6, 2016

This Proxy Statement relating to the 2016 annual meeting of shareholders and the Annual Report on

Form 10-K for the year ended December 31, 2015 are available at www.proxyvote.com.

To the Shareholders of Republic Services, Inc.:

The 2016 annual meeting of shareholders (the “Annual Meeting”) of Republic Services, Inc., a Delaware corporation, will be held at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260, on May 6, 2016 at 10:30 a.m., local time, for the following purposes:

Items of Business

(1)	To elect 10 directors to a term of office until the 2017 annual meeting of shareholders or until their respective successors are duly elected and qualified;

(2)	To hold an advisory vote to approve our named executive officer compensation;

(3)	To ratify the appointment of our independent registered public accounting firm for 2016;

(4)	To approve a proxy access bylaw;

(5)	To approve an exclusive forum bylaw; and

(6)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Record Date

Only shareholders of record at the close of business on March 8, 2016 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment of it. A list of such shareholders will be available commencing April 1, 2016, and may be examined prior to the Annual Meeting at our corporate headquarters during normal business hours.

Availability of Proxy Materials

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Annual Report on Form 10-K on the internet. Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials, which provides shareholders instructions on how to access the proxy materials and our Annual Report on Form 10-K on the internet and, if they prefer, how to request paper copies of these materials. We believe posting these materials on the internet enables us to reduce the environmental impact of our Annual Meeting, provide you the information you need more quickly, and lower our printing and delivery costs.

Proxy Voting

Your participation at our Annual Meeting is important. To ensure your representation, if you do not expect to be present at the meeting, please vote your shares as instructed in your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card at your earliest convenience. Your prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

By Order of the Board of Directors,

Ramon A. Rodriguez	Donald W. Slager
Chairman of the Board	President & Chief Executive Officer

Phoenix, AZ

March 24, 2016

18500 N. Allied Way

Phoenix, Arizona 85054

Republic Services, Inc. 2016 Proxy Statement     i

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 6, 2016

This proxy statement relating to the 2016 annual meeting of shareholders and the Annual Report on Form 10-K for the year ended December 31, 2015 are available at www.proxyvote.com.

ii     Republic Services, Inc. 2016 Proxy Statement

PROXY STATEMENT

We are providing this proxy statement to shareholders in connection with the solicitation by the Board of Directors (the “Board”) of Republic Services, Inc., a Delaware corporation (“Republic,” the “company,” “we,” “us” or “our”), of proxies to be voted at the annual meeting of shareholders to be held in Scottsdale, Arizona on May 6, 2016 (the “Annual Meeting”), and at any adjournment thereof, for the purposes set forth in the accompanying notice.

The Securities and Exchange Commission (“SEC”) allows us to deliver a single Notice of Internet Availability of Proxy Materials to one address shared by two or more shareholders. This delivery method is referred to as “householding” and can result in cost savings for us. We deliver a single package containing Notices of Internet Availability of Proxy Materials to multiple shareholders who share an address. If you prefer to receive separate packages containing the Notices of Internet Availability of Proxy Materials, or if you currently are a shareholder sharing an address with another shareholder and wish to receive only one package containing future Notices of Internet Availability of Proxy Materials for your household, please send us your request in writing at the following address: Republic Services, Inc., Attn: Investor Relations Department, 18500 North Allied Way, Phoenix, Arizona 85054.

As permitted by SEC rules, we are making our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2015 available electronically via the internet. On or about March 24, 2016, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our Annual Report on Form 10-K and how to vote online. Shareholders who receive the notice will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Republic Services, Inc. 2016 Proxy Statement     1

QUESTIONS AND ANSWERS ABOUT THE

ANNUAL MEETING

WHAT IS THE RECORD DATE AND WHO MAY VOTE AT THE ANNUAL MEETING?

Our only voting stock currently outstanding is our common stock. You may vote if you were a holder of record of Republic common stock as of the close of business on March 8, 2016 (the “Record Date”).

The trustee of our 401(k) Plan will vote shares held in each participant’s account in accordance with instructions provided by the participant on a completed proxy card. If a participant does not provide a completed proxy card, the trustee of the 401(k) Plan will vote the shares in a participant’s account in the same proportion that it votes shares for which it received valid and timely proxy cards from other participants or as otherwise required by applicable law.

WHAT WILL I BE VOTING ON?

The following proposals will be considered at the Annual Meeting:

¡	election of directors (Proposal 1);

¡	advisory vote to approve our named executive officer compensation (Proposal 2);

¡	ratification of the appointment of our independent registered public accounting firm for 2016 (Proposal 3);

¡	proposal to approve a proxy access bylaw (Proposal 4); and

¡	proposal to approve an exclusive forum bylaw (Proposal 5).

HOW MANY VOTES DO I HAVE?

You will have one vote for every share of our common stock you owned as of the close of business on March 8, 2016.

WHAT CONSTITUTES A QUORUM FOR THE ANNUAL MEETING?

As of March 8, 2016, 344,756,690 shares of our common stock were outstanding and entitled to vote. A quorum is at least a majority of the voting power represented by the shares of our common stock, or 172,378,346 shares. Abstentions and broker shares, which are shares held in street name, that are voted as to any matter presented at the meeting will be included in determining the number of shares present or represented at the Annual Meeting. Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining the number of shares present or represented. A quorum must be present or represented at the Annual Meeting for any action to be taken. If a quorum is not present or represented, the holders of a majority of the shares entitled to vote who are present or represented at the Annual Meeting, or the chairman of the meeting, may adjourn the Annual Meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given.

HOW MANY VOTES ARE REQUIRED TO APPROVE THE PROPOSALS, ASSUMING A QUORUM?

The affirmative vote of the majority of votes cast with respect to that director’s election at the Annual Meeting is required for the election of each director (Proposal 1). The affirmative vote of the holders of a majority of the voting power of the shares of common stock present or represented by proxy and entitled to vote is required for approval of Proposals 2, 3, 4 and 5.

2     Republic Services, Inc. 2016 Proxy Statement

Questions and Answers About the Annual Meeting

HOW DO I VOTE?

To vote, you may:

¡	vote electronically via the internet or by telephone — to do so, please follow the instructions shown on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card;

¡	vote by mail — if you received a paper proxy card or voting instruction card by mail, simply complete, sign, date and return it in the envelope provided so that it is received before the Annual Meeting; or

¡	vote in person — we will pass out written ballots at the Annual Meeting to shareholders of record and beneficial owners who hold their shares in street name and who have obtained a valid proxy from their broker, bank or other nominee.

The internet and telephone voting procedures have been designed to verify shareholders’ identities and allow shareholders to confirm their voting instructions have been properly recorded. Shareholders whose shares are held for them by brokers, banks or other nominees should follow the instructions provided by the nominees.

Submitting your proxy or voting instructions before the Annual Meeting will not affect your right to vote in person if you decide to attend the Annual Meeting. If, however, you hold your shares in street name, you must request a valid proxy from your broker, bank or other nominee to vote in person at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please ensure that your vote is counted.

WHAT IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?

Shareholders of Record. If you are a shareholder of record and you return a signed proxy card but do not indicate how you wish to vote on a particular matter, your shares will be voted in accordance with the Board’s recommendations on all matters presented in this proxy statement. Your shares will be voted as the proxy holders determine in their discretion regarding any matters not presented in this proxy statement that are properly presented for a vote at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide your broker, bank or other nominee with voting instructions, the nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on “routine” matters, but do not have discretion to vote on “non-routine” matters. The ratification of the appointment of our independent registered public accounting firm for 2016 (Proposal 3) is a matter considered “routine” under applicable rules. The election of directors (Proposal 1), the advisory vote to approve named executive officer compensation (Proposal 2), the proposal to approve a proxy access bylaw (Proposal 4) and the proposal to approve an exclusive forum bylaw (Proposal 5) are matters considered “non-routine” under applicable rules. Thus, there will be broker non-votes on Proposals 1, 2, 4 and 5.

401(k) Plan Participants. If you are a participant in our 401(k) Plan and do not provide the trustee with voting instructions, the trustee will vote the shares in your account in the same proportion that it votes shares for which it received valid and timely proxy cards from other participants or as otherwise required by applicable law.

WHAT ARE BROKER NON-VOTES?

The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares on “routine” matters when the brokers have not received voting instructions from their customers. Brokers may not vote their customers’ shares on “non-routine” matters unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are referred to as broker non-votes.

Republic Services, Inc. 2016 Proxy Statement     3

Questions and Answers About the Annual Meeting

HOW ARE BROKER NON-VOTES AND ABSTENTIONS COUNTED?

Abstentions and broker non-votes will have no effect on Proposal 1, as the election is determined by counting the votes actually cast where abstentions and broker non-votes are not treated as votes cast.

With respect to Proposals 2, 3, 4 and 5, where the vote required is a majority of votes present and entitled to vote, abstentions will be equivalent to a vote cast against the proposal and broker non-votes will have no effect.

CAN I CHANGE MY VOTE?

Yes. If you have voted, you can change your vote at any time in one of three ways: (1) you can send us a written notice stating that you would like to revoke your proxy; (2) you can complete and submit a new proxy card, or cast a new vote by telephone or internet; or (3) you can attend the Annual Meeting and vote in person. Your attendance alone, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change these instructions.

DO I NEED TO ATTEND THE ANNUAL MEETING IN PERSON?

No. Although you are welcome to attend, it is not necessary for you to attend the Annual Meeting to vote your shares.

HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

The Board recommends you vote:

•	FOR the election of the 10 nominees to the Board (Proposal 1);

•	FOR approval of our named executive officer compensation (Proposal 2);

•	FOR the ratification of the appointment of our independent registered public accounting firm for 2016 (Proposal 3);

•	FOR approval of the proxy access bylaw (Proposal 4); and

•	FOR approval of the exclusive forum bylaw (Proposal 5).

WHERE CAN I FIND MORE INFORMATION ABOUT REPUBLIC?

We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) 732-0330 for information about these facilities. This information is also available at our website at www.republicservices.com (click on Investors) and at the SEC’s website at www.sec.gov.

WHO CAN HELP ANSWER MY QUESTIONS?

If you have questions about the Annual Meeting or the proposals, or need help voting your shares, you can call Georgeson LLC, which is assisting us with our proxy solicitation, toll-free at (800) 248-3170.

4     Republic Services, Inc. 2016 Proxy Statement

PROPOSAL 1

ELECTION OF DIRECTORS

We are electing 10 directors at the Annual Meeting. Each director will hold office until our next annual meeting or until his or her successor is elected and qualified to serve on the Board. The Board has nominated 10 proposed directors (the “Nominees”) based on the recommendation of the Board’s Nominating and Corporate Governance Committee (the “Governance Committee”). Each Nominee has consented to be named in this proxy statement and has agreed to serve as a director if elected. If any Nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the size of the Board may be reduced accordingly. The Board is not aware of any existing circumstances likely to render any Nominee unavailable.

The Nominees who receive a majority of the votes cast by the holders of our common stock represented at the Annual Meeting, without giving effect to abstentions, will be elected directors. Republic is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, we have a director resignation policy in our bylaws. Under this policy, the Board will nominate for further service on the Board only those incumbent candidates who tender, in advance, irrevocable resignations. The Board has obtained such conditional resignations from all Nominees. Each irrevocable resignation is contingent on the failure to receive the required vote at any annual meeting at which the Nominee is nominated for re-election and on Board acceptance of the resignation. The Governance Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days after certification of the election results. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or reduce the size of the Board.

Under our bylaws, the number of directors is fixed from time to time by Board resolution and shall be not more than 13 (the majority of whom must be independent of Republic for purposes of NYSE rules). Our Board currently consists of 10 directors. Proxies cannot be voted for a greater number of persons than the number of Nominees named in this proxy statement.

The Board recommends a vote “FOR” the election of all 10 Nominees to our Board.

BIOGRAPHICAL INFORMATION REGARDING DIRECTORS/NOMINEES AND EXECUTIVE OFFICERS

Director Changes in 2015

Allan C. Sorensen served as a director until the 2015 Annual Meeting, at which he did not stand for re-election. Mr. Sorensen, former Chairman of the Integration Committee and a member of the Audit Committee, had served as an independent member of the Board since November 1998. We greatly appreciate Mr. Sorensen’s many years of valuable service to Republic.

Republic Services, Inc. 2016 Proxy Statement     5

Proposal 1 – Election of Directors

Director Nominees

Information about each of the Nominees to our Board is set forth below:

Director Name	Position Held	Age	Director Since
Ramon A. Rodriguez	Director and Chairman	70	1999
Tomago Collins	Director	44	2013
James W. Crownover	Director	72	2008
Gen. Ann E. Dunwoody (ret.)	Director	63	2013
William J. Flynn	Director	62	2008
Manuel Kadre	Director	50	2014
Michael Larson	Director	56	2009
W. Lee Nutter	Director	72	2004
Donald W. Slager	Director, President and Chief Executive Officer	54	2010
John M. Trani	Director	71	2008

RAMON A. RODRIGUEZ

Ramon A. Rodriguez was named a director in March 1999. He has served as our independent Chairman of the Board since May 8, 2014. Mr. Rodriguez served as President and Chief Executive Officer of Madsen, Sapp, Mena, Rodriguez & Co., P.A., a firm of certified public accountants, from 1981 through 2006 when the firm was acquired by Crowe Horwath LLP. He is a past Chairman of the Florida Board of Accountancy and was also President of the Florida Institute of Certified Public Accountants. Mr. Rodriguez served as a director, Chairman of the Board of Directors, chairman of the Audit Committee and member of the Nominating and Corporate Governance Committee of Alico, Inc., a company involved in the agriculture business, from June 2009 through February 2015. He served on the board of Swisher Hygiene, Inc., as Chairman of its Audit Committee and as a member of its Compensation Committee, from November 2010 through January 2011. In 1975, Mr. Rodriguez was a founder and Treasurer of DME Corporation, a company involved in aerospace and defense that was sold in 2009. He also serves as a director of the Public Broadcasting Service (PBS) and as a member of its Audit and Finance Committees and Investment Subcommittee.

COMMITTEES: None; Chairman of the Board
Mr. Rodriguez is an experienced financial leader with the skills necessary to serve as a director and as Chairman of the Board. In his 38-year career in public accounting, Mr. Rodriguez developed vast accounting and financial experience and particular insight regarding the external and internal audit functions for a multitude of companies. He combines this expertise with experience as a public company director, Audit Committee chairman, member of the Nominating and Corporate Governance Committee and former board Chairman of Alico. Mr. Rodriguez also provides substantial management experience gained from his years as an executive of DME Corporation and as Chief Executive Officer of Madsen, Sapp, Mena, Rodriguez & Co., P.A.

6     Republic Services, Inc. 2016 Proxy Statement

Proposal 1 – Election of Directors

TOMAGO COLLINS

Tomago Collins was named a director in August 2013. He currently serves as a senior executive at Kroenke Sports & Entertainment (“Kroenke”), which he joined in 2003. Mr. Collins has helped lead Kroenke in numerous areas of growth in the last decade, playing an integral role in launching Altitude Sports & Entertainment, a regional sports network viewed by millions of people throughout the Rocky Mountains. He serves as the strategic communications and public affairs executive for all Kroenke-owned sports, entertainment, real estate, ranch and vineyard products, including Arsenal Football Club, the Los Angeles Rams, Denver Nuggets, Altitude, the Outdoor Channel, World Fishing Network and the Pepsi Center. Mr. Collins also works closely with senior management of Kroenke on business development, mergers and acquisitions, and strategic planning. Before joining Kroenke, he was a journalist at The (Louisville) Courier-Journal and CNN International. Mr. Collins currently serves as a director of AutoNation, Inc.

Mr. Collins brings a significant background of business development, strategic planning and public affairs experience to our Board. In addition to his wide-ranging work at Kroenke, he currently serves on the Boards of Directors of the Playing for Change, Colorado Make a Wish, Global Down Syndrome and Colorado I Have a Dream Foundations.

COMMITTEES: Compensation and Governance Committees

JAMES W. CROWNOVER

James W. Crownover was named a director in December 2008 and served as our independent Chairman of the Board from May 12, 2011 through May 8, 2014. He served as a director of Allied Waste Industries, Inc. (“Allied”) from December 2002 until December 2008. Mr. Crownover completed a 30-year career with McKinsey & Company (“McKinsey”) when he retired in 1998. He led McKinsey’s Southwest practice for many years, and also co-headed the firm’s worldwide energy practice. In addition, he served as a member of McKinsey’s board of directors. Mr. Crownover also currently serves as a director of Chemtura Corporation (“Chemtura”), Weingarten Realty Investors (“Weingarten”), and FTI Consulting, Inc. (“FTI”). In the past, he served on the boards of Unocal Corporation from 1998 to 2003 and Great Lakes Chemical Company from 2000 to 2006. Mr. Crownover left the Board of Trustees of Rice University In June 2013 after serving 15 years on the board and 8 years as chairman. He also serves as a director of the M.D. Anderson Foundation Board of Directors.

Mr. Crownover brings a wealth of management experience and business understanding to our Board. His 30 years in the management consulting industry have given him front-line exposure to many of the issues facing public companies, particularly on the strategic, operational and financial fronts. At Weingarten, he serves as chair of the Governance Committee and is a member of the Compensation Committee. At FTI, he serves as chair of the Compensation Committee and is a member of the Governance Committee. At Chemtura, he chairs the Environmental Safety Committee and is a member of the Compensation and Governance Committee. We believe his experience on the boards of directors and board committees of several major public companies, as well as his service as a director of McKinsey and his leadership of its Southwest practice and his co-heading of its worldwide energy practice, give him an abundance of relevant experience to serve as a director.

COMMITTEES: Audit (Chair) and Corporate Responsibility Committees

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Proposal 1 – Election of Directors

GEN. ANN E. DUNWOODY (RET.)

Gen. Ann E. Dunwoody (ret.) was named a director in August 2013. She retired as a four-star Army General in October 2012 after 37 years of historic and distinguished service. For the last four years of her service, she led the largest global logistics command in the Army, comprised of 69,000 military and civilian personnel located in 50 states and more than 140 countries. Gen. Dunwoody was responsible for the Army’s research and development, installation and contingency contracting, security assistance, supply chain management, and maintenance functions, supporting all Army depots, manufacturing sites, and ammunition plants. She managed a budget of $60 billion and was responsible for oversight of approximately $70 billion in service contracts. Gen. Dunwoody was the first woman in United States military history to achieve a four-star officer rank.

Gen. Dunwoody’s budget oversight, operations, strategic, supply chain and logistics experience give her a deep appreciation and significant understanding of the challenges and issues facing a company such as ours. In addition to her distinguished military career, Gen. Dunwoody is president of First 2 Four LLC, a leadership mentoring and strategic advisory services company that offers visionary insights for managing large organizations to posture them for the future. She serves on the Boards of Directors of L-3 Communications and Logistics Management Institute, and is a member of the United States Army’s Council of Trustees and the Board of Trustees for the Florida Institute of Technology. In May 2015, Gen. Dunwoody published the new book, A Higher Standard: Leadership Strategies from America’s First Female Four-Star General.

COMMITTEES: Audit and Corporate Responsibility Committees

WILLIAM J. FLYNN

William J. Flynn was named a director in December 2008. He served as a director of Allied from February 2007 until December 2008. Mr. Flynn is the President and Chief Executive Officer of Atlas Air Worldwide Holdings, Inc. (“Atlas”). Prior to joining Atlas in 2006, Mr. Flynn served as President and Chief Executive Officer of GeoLogistics Corporation (“GeoLogistics”) from 2002 until its sale in 2005. He was a Senior Vice President with CSX Corporation from 2000 to 2002 and held various positions of increasing responsibility with Sea-Land Service Inc. from 1977 to 1999. Mr. Flynn served as a director of Horizon Lines, Inc. from 2006 to 2012. He also currently serves as a director of Atlas and as a director of the Airlines for America Association. Mr. Flynn was named a 2014 Financial Times Outstanding Director.

Mr. Flynn is well-positioned to serve as a director. With his years of experience as Chief Executive Officer of Atlas and GeoLogistics, Mr. Flynn brings to the Board proven leadership and managerial experience at the most senior level and, with that, a keen appreciation of the financial, operational, compensation and other issues faced by public and private companies. His 39-year career in international supply chain management and freight transportation also gives him particular awareness of issues faced by companies like Republic. Mr. Flynn also has experience as both an inside and independent director, giving him a unique perspective that he brings to his service on our Board.

COMMITTEES: Compensation (Chair) and Governance Committees

8     Republic Services, Inc. 2016 Proxy Statement

Proposal 1 – Election of Directors

MANUEL KADRE

Manuel Kadre was named a director in June 2014. Mr. Kadre has been the Chief Executive Officer of Gold Coast Caribbean Importers, LLC, an importer of well-known beverage products in markets throughout the Caribbean, since July 2005, and Chief Executive Officer of MBB Auto, LLC, which owns assets in the luxury automobile market, since December 2012. Since May 2007, he has served as a director of Mednax, Inc., one of the nation’s leading providers of neonatal, maternal-fetal and pediatric physician and anesthesia services, and was designated Lead Independent Director in March 2014. From 1995 until July 2009, Mr. Kadre served in various roles, including President, Vice President, General Counsel and Secretary of CCI Companies, Inc., which distributes beverage products in markets throughout the Caribbean. An active leader in the community, Mr. Kadre serves on the Board of Trustees of the University of Miami and the Board of Governors of the University of Miami Hospital.

Mr. Kadre has extensive knowledge of running successful businesses that are focused on positioning well-known brands in highly regulated markets. His experience in acquiring and managing businesses, including those in regulated industries and in government relations, as well as his financial experience, make him a valued member of our Board.

COMMITTEES: Audit and Corporate Responsibility Committees

MICHAEL LARSON

Michael Larson was named a director in October 2009. He is the chief investment officer to William H. Gates III and is responsible for Mr. Gates’ non-Microsoft investments as well as the investments of the Bill & Melinda Gates Foundation Trust. Prior to working for Mr. Gates, Mr. Larson was with Harris Investment Management, Putnam Management Company and ARCO. He currently serves on the board of directors and the Finance and Compensation Committees of AutoNation, Inc., the board of directors and the Finance and Safety, Health and Environment Committees of Ecolab, Inc., and the board of directors of Fomento Mexicano Economica, S.A.B.de C.V. In addition, Mr. Larson is Chairman of the Board of Trustees for two funds within the Western Asset Management fund complex and sits on their respective Audit Committees and Governance and Nominating Committees. He served as a director of Grupo Televisa, S.A.B. from April 2009 through December 2014.

Mr. Larson has 35 years of investment experience, giving him a broad understanding of the capital markets, business cycles, capital investment and allocation, and an appreciation of the interests of long-term shareholders. His service on our Board offers the perspective of our largest shareholder, Mr. Gates’ Cascade Investment, L.L.C.

COMMITTEES: Governance (Chair) and Compensation Committees

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Proposal 1 – Election of Directors

W. LEE NUTTER

W. Lee Nutter was named a director in February 2004, and served as our Presiding Director from October 2006 through January 1, 2011, when we eliminated the Presiding Director role following our decision to separate the roles of Chairman of the Board and Chief Executive Officer. Prior to his retirement in 2007, Mr. Nutter was Chairman, President and Chief Executive Officer of Rayonier, Inc., a leading international forest products company primarily engaged in activities associated with timberland management, the sale and entitlement of real estate, and the production and sale of high value specialty cellulose fibers. From 2007 to July 2015, he served as a director of NiSource Inc., and was elected a director of Columbia Pipeline Group when that company separated from NiSource and they became two separate publicly-traded companies on July 1, 2015. Mr. Nutter also serves as non-executive Chairman of J.M. Huber Corporation. He is a member of the University of Washington Foster School of Business Advisory Board.

Mr. Nutter was with Rayonier, Inc. for over 40 years, ultimately as its Chairman, President and Chief Executive Officer. His experience has provided him a thorough knowledge and understanding of the financial, operational, compensation and other issues faced by large public companies. Based on his experience and expertise in the global forest products industry with its focus on environmental compliance objectives similar to Republic’s, we believe Mr. Nutter also brings a unique and valuable perspective to our Board’s consideration of environmental compliance. Mr. Nutter’s appreciation of the role of directors through his experience as both an inside and independent director of other companies positions him well to serve as a director.

COMMITTEES: Corporate Responsibility (Chair) and Audit Committees

DONALD W. SLAGER

Donald W. Slager was named a director in June 2010. Mr. Slager became our President and Chief Executive Officer on January 1, 2011, after having served as our President and Chief Operating Officer from December 2008. While with Allied, Mr. Slager served as President and Chief Operating Officer from January 2005 through December 2008 and as Executive Vice President and Chief Operating Officer from June 2003 through December 2004. He was Senior Vice President Operations from December 2001 to June 2003. Previously, Mr. Slager served as Vice President — Operations from February 1998 to December 2001, as Assistant Vice President — Operations from June 1997 to February 1998, and as Regional Vice President of the Western Region from June 1996 to June 1997. He also served as District Manager for the Chicago Metro District from 1992 to 1996. Before Allied’s acquisition of National Waste Services in 1992, Mr. Slager served at National Waste Services as General Manager from 1990 to 1992 and in other management positions with that company beginning in 1985. From 2009 until the company’s merger with DSV Group in January 2016, Mr. Slager served on the board of directors of UTi Worldwide, Inc., as Chairman of its Nominating and Corporate Governance Committee and as a member of its Compensation Committee.

Mr. Slager brings to our Board more than 35 years of experience in the solid waste and recycling industry, including 30 years with Republic or Allied. He served as Chief Operating Officer of Republic or Allied from 2003 through 2010, prior to becoming our Chief Executive Officer in 2011. Mr. Slager’s proven track record as a leader with extensive experience in the industry positions him well to serve as a director and as our President and Chief Executive Officer.

COMMITTEES: None; President and Chief Executive Officer

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Proposal 1 – Election of Directors

JOHN M. TRANI

John M. Trani was named a director in December 2008. He served as a director of Allied from February 2007 until December 2008. Mr. Trani was Chairman of Accretive Commerce (formerly New Roads) from February 2004 until it was acquired in September 2007. Prior to that, he was Chairman and Chief Executive Officer of Stanley Works from 1997 until his retirement in 2003. Prior to joining Stanley Works, Mr. Trani served in various positions of increasing responsibility with General Electric Company (“GE”) from 1978 to 1996. He was a Senior Vice President of GE and President and Chief Executive Officer of its Medical Systems Group from 1986 to 1996. Mr. Trani also serves as an Executive Director of Tidewater Holdings and General Operating Partner of Stonepeak Infrastructure Partners.

Mr. Trani’s extensive business experience in senior operational roles at both Stanley Works and GE make him a significant contributor to our Board. As Chairman and Chief Executive Officer of Stanley Works, Mr. Trani gained a keen awareness of the financial, compensation, accounting and other issues that face a large public company. His service as both an inside and independent director further position him well to serve on our Board.

COMMITTEES: Compensation and Governance Committees

For biographical information on our non-director executive officers, see the section under the heading “Executive Officers.”

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Corporate Governance

We operate within a comprehensive corporate governance plan that defines responsibilities, sets high standards of professional and personal conduct, and assures compliance with these responsibilities and standards. We continuously monitor developments and best practices in corporate governance and enhance our plan as warranted. Following are some of the highlights of our best practices corporate governance program.

Board Independence and Board Leadership Structure. All members of our Board other than our Chief Executive Officer (“CEO”), and all members of our Board committees, are “independent directors” according to independence standards established by the NYSE. Further, we have separated the Chairman of the Board and CEO roles and we have a non-executive, independent Chairman of the Board. See “Director Independence” and “Board Leadership Structure and Role in Risk Oversight” below.

Board Elected Annually by Majority Vote. Our directors are elected annually. When an election is uncontested, the standard for election is a majority vote of our shareholders represented at the meeting.

Board Qualifications. The Board is comprised of directors with broad and diverse experience and expertise who are committed to representing the long-term interests of shareholders. The following summarizes the competencies currently represented on our Board.

Strategic planning	Former chief executive officers
Operations and management	Shareholder perspective
Finance and capital markets	Supply chain management
Public company directorships	Capital investment and allocation
Business development and public affairs	Military leadership
Highly relevant industry experience	Staffing and personnel-related issues

Balanced Director Tenure. The Board recognizes the importance of maintaining a balance of experienced directors with a deep understanding of the company and others who bring a fresh perspective. Our Board’s tenure is represented in the following chart:

Board Oversight of Risk. Our governance structure delineates management’s and the Board’s responsibilities for risk management activities. Our Board, assisted primarily by the Audit Committee and the Sustainability and Corporate Responsibility Committee (the “Corporate Responsibility Committee”), oversees our management and handling of risk. In addition, our Management Development and Compensation Committee (the “Compensation Committee”) oversees our compensation policies and practices so they do not encourage unnecessary or excessive risk-taking by our employees. Each of these committees regularly receives risk management updates on the risk-related matters within its responsibilities and reports on these updates to our Board. See “Board Leadership Structure and Role in Risk Oversight” in this section below and “Executive Compensation — Compensation Program as It Relates to Risk Management.”

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Corporate Governance Guidelines. We have adopted a set of Corporate Governance Guidelines, which include specifications for director qualification and responsibility.

Code of Business Conduct and Ethics (“Code of Ethics”). We have adopted a Code of Ethics that requires compliance with all applicable laws and outlines the general standards of business conduct that all of our employees, officers and directors must follow. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics that applies to our CEO, Chief Financial Officer (“CFO”), Controller or Chief Accounting Officer, we will disclose the nature of such amendment or waiver in a report on Form 8-K.

Stock Ownership Guidelines and Anti-Hedging and Anti-Pledging Policies. To align the interests of the Board and senior management with the interests of our other shareholders, and to demonstrate to the investing public and our employees the Board’s and senior management’s commitment to Republic, we require our directors and senior management to own a significant amount of our securities and we have strict anti-hedging and anti-pledging policies. See “Security Ownership of the Board of Directors and Management — Security Ownership Guidelines and Anti-Hedging and Anti-Pledging Policies.”

Compensation Recoupment (Clawback) Policy. To encourage sound financial reporting and increase individual accountability, we have a Clawback Policy that allows us to recover from our Section 16 officers certain performance-based compensation in the event of certain accounting restatements. See “Compensation Discussion and Analysis — Components of Executive Compensation — Other Compensation Policies — Compensation Recoupment (Clawback) Policy.”

Personal Loans to Executive Officers and Directors. We comply with legislation prohibiting extensions of credit in the form of personal loans to or for our directors or executive officers.

Political Contributions Policy. To further our responsibility as a good corporate citizen to participate in the political process in a lawful, prudent and ethical manner, we have adopted a Political Contributions Policy and related procedures intended to ensure that our employees and other representatives participate in the political process in compliance with all applicable laws and regulations governing corporate political contributions and regulating corporate participation in public and governmental affairs.

Additional Information Regarding Corporate Governance. You may obtain, free of charge, the current charters for the Audit, Compensation, Governance and Corporate Responsibility Committees, our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, Code of Ethics and Political Contributions Policy by written request to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. These documents also are available at www.republicservices.com/corporate/investorrelations/investor-relations.aspx.

Corporate Responsibility and Sustainability

We are committed to the communities we serve and to the environment. We strive to be America’s preferred recycling and waste services partner. At Republic, we believe in the preservation of our Blue Planet — a cleaner, safer and healthier world.

We believe we have a responsibility to regenerate our planet with the materials we are entrusted to handle every day by driving increased recycling, generating renewable energy and helping our customers be more resourceful. Additionally, we must lead by example, working diligently to improve our relationship with the environment and society through decreased vehicle emissions, innovative landfill technologies, use of renewable energy, community engagement and employee growth opportunities. Sustainability contributes to a cleaner world, while also providing opportunities to improve brand awareness, to increase customer loyalty, to grow our business, to motivate our employees and to differentiate Republic from our competitors.

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Board of Directors and Corporate Governance Matters

To maximize our efforts, we have chosen to focus our sustainability platform around five areas:

•	Operations
•	Materials Management
•	Communities
•	Safety
•	People

Each of these areas has a significant impact on the environment and society and contributes to preserving our Blue Planet, while forming the foundation of our business going forward. We have developed programs that will enable us to reduce our emissions by 2.5 million tons of carbon dioxide equivalent over the next four years, including developing at least two landfill gas-to-energy projects each year, adding at least 150,000 tons per year of recycling capacity, and reducing the greenhouse gas emissions from our fleet by 3% by 2018.

We are tracking our progress and performance and benchmarking against our industry peers and other companies outside of our industry. In 2015, we participated in the Carbon Disclosure Project (“CDP”) S&P 500 Climate Change Assessment. The resulting report represents the progress companies achieve in reducing emissions, responding to climate-related risks and opportunities, and mobilizing influence to manage climate change. Our 2015 CDP Report score improved strongly from the prior year. In 2014, our inaugural year, we established our baseline for future submissions. In 2015, we earned a disclosure score of 98 out of 100, which reflects our strong commitment to transparency, thoroughness and responsibility, and an A- band in performance, which is one of the highest performance scores possible. We also released a Sustainability Report that modeled the GRI G4 protocol which is available on our website at www.republicservices.com.

Operations. We are working to minimize the impact of our operations around our fleet, our landfills and our buildings. Whenever we reduce waste and inefficiency, we become more sustainable and we reduce our costs. We have rolled out several productivity and cost control initiatives designed to deliver the best service possible to our customers in the most efficient and environmentally sound way.

Approximately 72% of our residential routes have been converted to automated single driver trucks. By converting our residential routes to automated service, we reduce labor costs, improve driver productivity, decrease emissions and create a safer work environment for our employees. Additionally, communities using automated vehicles have higher participation rates in recycling programs, thereby complementing our initiative to expand our recycling capabilities.

Approximately 16% of our fleet operates on compressed natural gas (“CNG”). We expect to continue our gradual fleet conversion to CNG, our preferred alternative fuel technology, as part of our ordinary annual fleet replacement process. We believe a gradual fleet conversion is most prudent to realize the full value of our previous fleet investments. Approximately 33% of our replacement vehicle purchases during 2015 were CNG vehicles. As of December 31, 2015, we operated 38 CNG fueling stations.

Based on an industry trade publication, we operate the ninth largest vocational fleet in the United States. OneFleet, our standardized vehicle maintenance program, enables us to use best practices for fleet management, truck care and maintenance. Through standardization of core functions, we believe we can minimize variability in our maintenance processes, resulting in higher vehicle quality and a lower environmental footprint, while extending the average service life of our fleet by one year. We have implemented standardized maintenance programs for approximately 78% of our fleet maintenance operations as of December 31, 2015. We expect to finish implementing our standardized maintenance program in 2016.

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Board of Directors and Corporate Governance Matters

Materials Management. We recognize we have an opportunity to extract value from materials in the waste stream in the form of commodities and energy and also reduce greenhouse gas emission from those materials. We continue to focus on innovative waste disposal processes and programs to help our customers achieve their goals related to sustainability and environmentally sound waste practices. Republic has 67 recycling centers across the nation. We collected and sold approximately 5.1 million tons of recyclable materials in 2015, enabling discarded items to be regenerated into newspaper, cardboard, glass and plastic bottles, tissue, paper towels and metal cans. Recycling this quantity of material saves 15 million tons of carbon dioxide equivalents, which is nearly as much as our entire carbon footprint.

Communities. We are dedicated to supporting our customers and being a good neighbor in the communities in which we live and work. This includes investing back into our communities through customer engagement, philanthropic giving, volunteerism, infrastructure investments and operating in over 240 markets at the highest standards. Our customers share our concern for the planet and want to do what is best for the environment. For effective solutions and reliable industry knowledge, customers look to Republic and our products and services that make being environmentally responsible convenient and effortless for them. On the philanthropy and volunteerism, Republic donated approximately $5 million in cash and in-kind donations to charities nationwide in 2014, and our employees are always ready, willing and able to extend a helping hand to their local communities.

Safety. We are committed to creating a safe environment for our employees, our customers and the communities we serve. Due to the nature of our industry, we prioritize safety above all else and we recognize and reward employees for outstanding safety records. Over the past 8 years, our safety performance (based on OSHA recordable rates) has been 42% better than the industry average. Our Think, Choose, Live slogan encapsulates our everyday safety messaging to our employees to: Think about what you are doing, Choose the safe answer, and Live to go home to your family. With the phrase printed on numerous items, including hard hats and equipment our employees touch, there are constant reminders for employees to go home in the same condition that they came to work. Our goal is to ensure the safety of the customers and communities we serve, and to ensure that every one of our employees returns home safely each night.

We are proud of our two safety incentive programs: Dedicated to Safety and Dedicated to Excellence. For Dedicated to Safety, employees must meet all safety requirements for the year, including no preventable accidents and no safety warnings. For Dedicated to Excellence, employees must earn the Dedicated to Safety Award and meet additional criteria for customer service, attendance and other performance metrics. Further, our industry-leading safety training program, Focus 6, provides employees with tips and techniques to prevent the six most common types of serious accidents: backing, intersections, push-pull-lift, rear collisions, rollover, and pedestrian.

We take pride in recognizing employees who demonstrate a relentless commitment to safety. Employees with the best driving records are eligible for the industry’s most prestigious award, the National Waste & Recycling Association’s Driver of the Year. Republic drivers have won 14 of the 18 Driver of the Year awards issued for the large truck category since 2009.

People. We strive to make Republic a desirable place to work for our approximately 33,000 full-time employees by creating learning experiences, programs, compensation and benefits that attract, develop, train, engage, motivate, reward and retain the best workforce. We aspire to be a company where the best people want to work and are engaged every day. We accomplish this through our focus on safety (discussed above), learning and talent development, and diversity and inclusion.

We are committed to developing our employees throughout their careers. We have targeted onboarding experiences, including our Driver Training Center, Supervisor Onboarding and Sales Acceleration programs, and Leadership Trainee Program. We develop our leaders through programs such as Leadership Fundamentals, a program for new front line supervisors, and our Republic Services Executive Institute, a program for our highest potential executives.

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Board of Directors and Corporate Governance Matters

Also, we are actively and intentionally creating an environment in which all individuals are welcomed and valued. In 2013, we launched Mosaic as our renewed approach and commitment to diversity and inclusion. Through Mosaic, we have developed new strategies and activities to continue creating a more diverse workforce and inclusive work environment. In this way, we can leverage our best thinking to improve our culture and better serve our customers.

We believe there is no better way to protect our planet than to recruit and hire the heroes who have protected our country. We actively recruit and hire veterans — those transitioning from military life as well as those long discharged from active duty. We value the skills, experience and operational excellence they bring to our organization, as well as their commitment to a better tomorrow. Historically, we have had great success hiring veterans. In 2015, for example, 28% of general managers, 27% of operations managers, and 35% of maintenance managers that we hired self-identified as having served in the U.S. Army, Navy, Marines, Air Force or Coast Guard.

Board of Directors and Board Committees

The Board oversees the development of our business strategy, establishes our overall policies and standards, and reviews management’s performance in executing our business strategy and implementing our policies and standards. We keep directors informed of our operations at meetings and through reports and analyses presented to the Board and its committees. Significant communications between the directors and management also occur apart from Board and committee meetings.

Our directors will continue to attend seminars and continuing education programs relating to corporate governance, audit and compensation matters. In addition, site visits and external and in-house presentations are scheduled as part of the directors’ continuing education. Further, a formal onboarding process is in place to support new directors as they integrate into the Board.

Each year, the Board and its committees conduct self-assessments that include written evaluation forms to assess their effectiveness.

The Board held 6 meetings and took 2 actions by unanimous written consent during 2015. Each incumbent director attended at least 75% of the total number of Board meetings and the total number of meetings of all Board committees on which he or she served held during his or her term of service. The non-employee directors met regularly in executive sessions during 2015.

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the Corporate Responsibility Committee. Each committee operates under a written charter adopted by the Board and reviews its charter at least annually. Additional information regarding each of the current standing committees and their composition appears in the table below.

	Audit Committee	Compensation Committee	Governance Committee	Corporate Responsibility Committee
Tomago Collins		✓	✓
James W. Crownover	Chairperson			✓
General Ann E. Dunwoody	✓			✓
William J. Flynn		Chairperson	✓
Manuel Kadre	✓			✓
Michael Larson		✓	Chairperson
W. Lee Nutter	✓			Chairperson
John M. Trani		✓	✓

Audit Committee Financial Expert

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Audit Committee

The 4 members of the Audit Committee meet the independence, education and experience requirements of the NYSE’s listing standards and the SEC’s rules and regulations. Further, our Board has determined that each of Messrs. Kadre and Nutter qualifies as an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

The Audit Committee assists the Board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, and the independence and performance of our internal and external auditors. It also has the ultimate authority and responsibility to select, evaluate, terminate and replace our independent registered public accounting firm. The Audit Committee held 4 meetings, took 1 action by unanimous written consent and met regularly in executive sessions during 2015. The Audit Committee Report is on page 25.

Compensation Committee

The 4 members of the Compensation Committee are independent as that term is defined under the NYSE’s listing standards. The Compensation Committee held 5 meetings and met regularly in executive sessions during 2015.

Pursuant to its charter, the Compensation Committee:

•	establishes and regularly reviews our compensation and benefits philosophy and programs in a manner consistent with corporate financial goals and objectives;

•	exercises authority with respect to determining the salaries and incentive compensation payable to executive officers, including annual and long-term incentive compensation under our shareholder-approved pay-for-performance program;

•	administers our shareholder-approved stock incentive plan;

•	evaluates our CEO’s performance and sets his compensation, and, in conjunction with this process, reviews the management succession plan overseen by the Governance Committee;

•	periodically reviews our talent acquisition and management development processes to support Republic in maintaining a strong and diverse portfolio of talent to further our business strategy; and

•	approves the Compensation Committee Report on Executive Compensation on page 55.

The Compensation Committee also oversees the completion of an annual assessment of any risks that may be associated with our compensation policies and practices, with particular attention paid to the incentive programs across Republic. The Compensation Committee determined that our compensation programs are designed and administered with the appropriate balance of risk and pay-for-performance reward in relation to our business and strategic objectives, that they do not encourage employees or senior officers to take unnecessary risk, and that the risks, if any, resulting from our compensation programs are not likely to have a material adverse impact on Republic. See the “Annual Risk Assessment” section on page 54.

The Compensation Committee also determines the breadth and scope of the external compensation consultant’s services and may engage the compensation consultant of its choice and terminate the engagement at any time. Since 2003, the Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) to assist with its review of our senior executives’ compensation and benefits and with other compensation issues. The Compensation Committee retains Pearl Meyer directly, supervises all work done by Pearl Meyer, and reviews and approves all work invoices. Our compensation staff works with Pearl Meyer to provide data on our compensation programs and our executive officers’ compensation. Our Governance Committee also retains Pearl Meyer on occasion to conduct market analyses on director compensation and

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Board of Directors and Corporate Governance Matters

related matters. Other than as described above, Pearl Meyer did not perform any other services for us. Pearl Meyer is considered independent and free from conflict under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and associated SEC and NYSE standards. In addition to Pearl Meyer, the Compensation Committee may retain any other advisors it deems necessary or advisable to discharge its duties.

Governance Committee

The 4 members of the Governance Committee are independent as that term is defined under the NYSE’s listing standards.

The Governance Committee identifies director candidates that it recommends to our Board for selection as the director nominees for the next annual meeting or to fill vacancies. It also identifies candidates that it recommends to our Board for selection as the Chairman of the Board. The Governance Committee also is responsible for developing and recommending our corporate governance principles and reviewing and providing oversight of the effectiveness of our governance practices. The Governance Committee also oversees the annual evaluation of the Board and its committees, makes recommendations to the Board related to the compensation of non-employee directors, and monitors the talent management and succession planning program for executive management. The Governance Committee will consider nominations for the Board from shareholders that are entitled to vote for the election of directors, as described under “Shareholder Director Recommendation Policy” below. The Governance Committee held 4 meetings and met regularly in executive sessions during 2015.

Corporate Responsibility Committee

The 4 members of the Corporate Responsibility Committee are independent as that term is defined under the NYSE’s listing standards.

The Corporate Responsibility Committee assists the Board in fulfilling its oversight responsibility and acts in an advisory capacity to management with respect to significant issues, strategic goals, objectives, policies and practices that pertain to: (1) safety; (2) Republic’s sustainability performance; (3) Republic’s corporate responsibilities that are of significance to the company and its role as a socially responsible organization; (4) enterprise and other risks, including cyber security, environmental and reputational risks, facing Republic and the practices by which these risks are managed and mitigated; (5) diversity and inclusion; and (6) employee wellness. The Corporate Responsibility Committee, which was formed in early 2015, held 3 meetings and met regularly in executive sessions during 2015.

Director Nomination Procedures and Diversity Relating to Board Candidacy

The Governance Committee is responsible for soliciting recommendations for candidates for the Board, compiling and reviewing background information for such candidates, and making recommendations to the Board with respect to such candidates. In evaluating candidates, the Governance Committee considers, among other things, candidates who are independent, if required, possess personal and professional integrity, have sound business judgment, have relevant business and industry experience, education and skills, and would be effective as directors in collectively serving the long-term interests of our shareholders in light of the needs and challenges then facing the Board.

With respect to diversity relating to Board candidacy, our Corporate Governance Guidelines state that directors shall be selected in the context of assessing the Board’s needs at the time and with the objective of ensuring diversity in the background, experience and viewpoints of Board members. To assist in promoting such diversity, the Board shall, to the extent consistent with applicable legal requirements and its fiduciary duties, take reasonable steps to ensure that new Board nominees are drawn from a pool that includes diverse

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candidates, including women and minorities. The Board and the Governance Committee will continue to assess the need to expand the breadth of experience, expertise and viewpoints represented collectively by our directors and continue to seek top-quality candidates to fill any identified gaps.

Mr. Slager is nominated for election to our Board at each annual meeting of shareholders pursuant to the terms of his employment agreement.

Shareholder Director Recommendation Policy

The Governance Committee will consider director candidates recommended by our shareholders. In accordance with our bylaws, a shareholder wanting to propose a nominee to serve as a director before a meeting of shareholders must give timely written notice. This notice requirement will be deemed satisfied if in compliance with our bylaws, and must include:

•	as to each person whom such shareholder proposes to nominate for election or re-election as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors under the Securities Exchange Act of 1934 (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) a description of all direct and indirect compensation and other material monetary arrangements during the past three years and any other material relationships between such shareholder, beneficial owner and their respective affiliates and associates, on the one hand, and each proposed nominee and his respective affiliates and associates, on the other hand; and (3) a completed and signed questionnaire, representation and agreement required by Section 2.13 of our bylaws; and

•	as to such shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made: (1) the name and address, as they appear on our books, of such shareholder and beneficial owner; (2) (a) the class and number of shares of our stock that are owned beneficially and of record by such shareholder and beneficial owner; (b) any instrument derived in whole or part from the value of any class or series of shares of our stock beneficially owned by such shareholder; (c) any proxy, understanding or relationship pursuant to which such shareholder has a right to vote any shares of any of our securities; (d) any short interest in any of our securities; (e) any rights to dividends on our shares beneficially owned by such shareholder that are separated or separable from the underlying shares; (f) any proportionate interest in our shares or derivative instruments held directly or indirectly by a general or limited partnership in which such shareholder is a general partner or beneficially owns an interest in a general partner; and (g) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to, based on any increase or decrease in the value of our shares or derivative instruments, including interests held by members of the shareholder’s immediate family; and (3) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors under the Exchange Act.

The Governance Committee determines the eligibility of a proposed nominee to serve as a director, and may require additional information to determine such eligibility. Director candidates proposed by shareholders are evaluated on the same basis as all other director candidates. The Governance Committee may, in its discretion, interview any director candidate proposed by a shareholder.

Shareholders wishing to recommend director candidates for consideration by the Governance Committee may do so by sending the required information described above in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. To consider a candidate for nomination at the 2016 annual meeting of shareholders, we must receive the shareholder’s written notice not later than 90 days and not earlier than 120 days prior to the anniversary date of this year’s Annual Meeting. Refer to our bylaws for additional information and notice requirements.

The above describes our existing shareholder director recommendation process. In addition to the right to recommend directors to the Governance Committee, if the proxy access bylaw (see Proposal 4) is approved

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Board of Directors and Corporate Governance Matters

at the Annual Meeting, beginning with the 2017 Annual Meeting shareholders also will have the right to nominate director candidates themselves pursuant to the procedures and requirements contained in the proxy access bylaw.

Director Independence

Our common stock is listed on the NYSE, which requires that a majority of our Board be “independent directors” according to the NYSE’s independence standards. The Governance Committee considers the “per se” disqualifications from director independence under NYSE rules when assessing the independence of a current director or a nominee for director. In addition, our Board has adopted categorical standards that provide that certain relationships are not material relationships that would cause a director to be deemed not independent.

The Board undertook a review of director independence and considered relationships between each of the directors and their immediate family members and Republic and its subsidiaries, both in the aggregate and individually. Mr. Slager is not an “independent director” under the NYSE listing standards because he is an employee of Republic and is nominated for election to our Board at each annual meeting of shareholders pursuant to his employment agreement. The Board determined that the 9 remaining directors meet the NYSE standards for independence and the categorical standards adopted by our Board, and have no material relationships with us that impaired their independence. They therefore are “independent directors” under the NYSE listing standards. In making its determination, the Board considered, in the case of Mr. Larson, his status as chief investment officer of Cascade Investment, L.L.C., our largest shareholder.

Following is a list of our independent directors as of the date of this proxy statement:

Ramon A. Rodriguez (Chairman)	Manuel Kadre
Tomago Collins	Michael Larson
James W. Crownover	W. Lee Nutter
Gen. Ann E. Dunwoody	John M. Trani
William J. Flynn

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure. We have a non-executive Chairman of the Board and a separate CEO. The Board believes that having a non-executive, independent director serving as the Chairman of the Board is in the best interests of Republic and its shareholders because it strengthens the Board’s independence and allows the CEO to focus his talents and attention on managing our business. The Chairman of the Board also is a valuable bridge between the Board and management. His role is to provide leadership to the Board, and his responsibilities include:

•	setting the agenda and procedures for Board meetings in collaboration with the CEO;

•	presiding over all Board meetings;

•	supervising the circulation of information to the directors;

•	after consulting with the CEO and other directors, providing input to the Governance Committee regarding revisions to our Corporate Governance Guidelines and the appointment of chairs and members of the Board’s committees;

•	coordinating periodic review of senior management’s strategic plan;

•	consulting with committee chairs about the retention of advisors and experts; and

•	performing such other duties and services as the Board may require.

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The Chairman of the Board also has the authority to request access to any of our employees at any time.

Our Board has four standing committees — Audit, Compensation, Governance and Corporate Responsibility. Each committee consists solely of independent directors and has its own chairman who is responsible for directing the committee’s work in fulfilling its responsibilities.

In short, 9 of our 10 current directors are independent, we have effective and active oversight by experienced independent directors, we have a non-executive, independent Chairman of the Board, and we have independent committee chairs and members. Our system provides appropriate checks and balances to protect shareholder value.

Board Role in Risk Oversight. We face a variety of risks, including credit and liquidity risk, operational risk, environmental risk, litigation risk, compliance risk, compensation risk and cyber security risk.

In accordance with NYSE requirements, our Audit Committee charter requires the Audit Committee to, among other things:

•	meet periodically with management and our independent registered public accounting firm to review our major financial risk exposures and the steps management has taken to monitor and control them;

•	discuss guidelines and policies with respect to risk assessment and risk management;

•	advise the Board with respect to our policies and procedures regarding compliance with applicable laws and regulations and with our Code of Conduct;

•	review with our Chief Legal Officer legal matters that may have a material impact on our financial statements, our compliance policies, and any material reports or inquiries received from regulators or governmental agencies; and

•	at least annually, and otherwise as necessary, provide new and existing Audit Committee members an overview of our key financial risks and our legal and regulatory requirements.

Our Audit Committee meets at least quarterly and takes various steps to assist the Board in fulfilling its financial risk oversight function. For example, the agenda for each Audit Committee meeting typically includes a report by each of our Chief Legal Officer, our Vice President of Internal Audit and our Chief Accounting Officer. Before each meeting, our Chief Legal Officer provides the Audit Committee a comprehensive written report describing our most significant pending litigation, regulatory and compliance matters.

Likewise, before each meeting, our Vice President of Internal Audit provides the Audit Committee a comprehensive written report on internal audit matters, including Sarbanes-Oxley Act testing results. At the meeting, the Chief Legal Officer and the Vice President of Internal Audit supplement their advance written reports with oral presentations and respond to questions from committee members. Further, the chairman of the Audit Committee reviews, discusses with our Vice President of Internal Audit and concurs in a program for field audits whereby each field audit includes a finance review, an operations review and a compliance review. He also meets regularly with our Chief Accounting Officer. In addition, the Audit Committee also routinely receives a report regarding our AWARE Line activity. The AWARE Line is an integral part of our compliance program and provides a way for our employees to provide information confidentially regarding concerns they may have with respect to compliance with policies or ethical and legal requirements. Our Chief Accounting Officer regularly reports on management’s evaluation of the effectiveness of our disclosure controls and procedures. Finally, our Risk Management Department periodically briefs the Audit Committee or the Board on our insurance coverage programs and related risks.

Our Corporate Responsibility Committee meets at least quarterly and takes various steps to assist the Board in fulfilling its oversight responsibility with respect to enterprise and other risks, including cyber security, environmental and reputational risks, and the practices by which these risks are managed and mitigated. For

Republic Services, Inc. 2016 Proxy Statement     21

Board of Directors and Corporate Governance Matters

example, at each quarterly meeting the Corporate Responsibility Committee receives an update from management on cyber security, and a detailed assessment of the cyber security program will be conducted every two years.

Our Board also is actively involved in risk oversight. For example:

•	our management annually reports to the Board the results of its internal survey and analysis of enterprise risk management;

•	the agendas for our Board meetings include regular reports from our CFO and from our Treasury Department regarding the financial, credit and liquidity risks we face, including hedging issues;

•	our management regularly discusses with the Board various operational risks, including pricing risk, customer defection risk, commodities price risk, safety risk, environmental risk, and capital expenditure and fleet risk;

•	our independent registered public accounting firm provides regular reports to the Audit Committee on risk issues, and the Audit Committee then provides regular reports to the Board;

•	the Compensation Committee addresses risks that may be raised by our compensation programs; and

•	the Board and individual Board members engage in periodic discussions with management regarding risks as they deem appropriate.

While the Board and its committees provide risk oversight, management is responsible for the day-to-day risk management processes. We believe our Board’s role is to satisfy itself that:

•	the risk management processes designed and implemented by management are adapted to the overall corporate strategy;

•	those processes are functioning effectively;

•	management communicates material risks to the Board, the Audit Committee or the Corporate Responsibility Committee; and

•	actions are being taken to foster a culture of compliance and risk-adjusted decision making throughout Republic.

We further believe that the Board and committee leadership structure we have implemented and the division of responsibilities described above constitute the most effective approach to address the risks we face.

Communications with the Board of Directors

Any shareholder or other interested party who wishes to communicate with the Board, a Board committee, the Chairman of the Board or the non-management directors (as a group or individually) may send correspondence to: Attention: Office of the Corporate Secretary, Republic Services, Inc.,18500 North Allied Way, Phoenix, Arizona 85054. The Corporate Secretary will compile and submit such correspondence on a periodic basis to the entire Board or, if designated in the communication, to the appropriate Board committee, the Chairman of the Board or the non-management directors (as a group or the appropriate individual member). The independent directors have approved this process.

Attendance at Annual Meetings Policy

We do not have a formal policy requiring our directors to attend the Annual Meeting. Mr. Slager attended and chaired our 2015 annual meeting of shareholders.

22     Republic Services, Inc. 2016 Proxy Statement

DIRECTOR COMPENSATION

When establishing and reviewing our directors’ compensation, we consider the level of work and involvement the directors have with our business. We also consider compensation paid to directors in the marketplace generally and at our peer group companies (the “Peer Group”).

In 2015, we compensated our directors as follows:

•	we paid each non-employee director an annual retainer of $80,000, plus an additional $150,000 in the case of our Chairman of the Board;

•	we paid each committee chair an annual retainer of $20,000; and

•	we granted each non-employee director 7,500 restricted stock units (“RSUs”).

The Board has reduced our directors’ compensation by approximately 20% effective in 2016. It changed the annual grant of RSUs from a fixed number (7,500 RSUs) to a set dollar amount (RSUs having a fair market value of $220,000 as of the grant date). All other elements of director compensation remain unchanged. The Board believes that this new approach will better keep director compensation in line with the marketplace and our Peer Group as the value of our stock increases.

Cash retainers are prorated if a director serves less than a full year in the applicable position. The annual grant of RSUs to a newly appointed, non-employee director is prorated to the number of days remaining in the year.

All RSUs granted to non-employee directors vest upon grant. RSUs granted before 2012 will be settled upon the director’s termination of service from the Board. Beginning with grants in 2012, the RSUs are settled upon the earlier of the director’s termination of service from the Board or three years after they are granted, unless they are deferred into our Deferred Compensation Plan (“DCP”). RSUs are settled through the issuance of shares of our common stock. After any quarter in which dividends are distributed to shareholders, the non-employee directors receive additional RSUs with a value equal to the value of dividends they would have received had they owned the shares of stock underlying the RSUs on the dividend record date. The number of additional RSUs to be received by directors due to the declaration of dividends is based on the closing price of our stock on the dividend payment date.

All compensation paid by us during 2015 to our non-employee directors is detailed below. Mr. Slager’s compensation is reflected in the executive compensation tables contained in this proxy statement, and he received no additional compensation from us for his duties as a director.

Director Compensation in 2015

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Ramon A. Rodriguez (Chairman)	230,000	304,275	534,275
Tomago Collins	80,000	304,275	384,275
James W. Crownover	100,000	304,275	404,275
Ann E. Dunwoody	80,000	304,275	384,275
William J. Flynn	100,000	304,275	404,275
Manuel Kadre	80,000	304,275	384,275
Michael Larson	100,000	304,275	404,275
W. Lee Nutter	97,667	304,275	401,942
Allan C. Sorensen(3)	34,670	304,275	338,945
John M. Trani	80,000	304,275	384,275
(1)	Includes annual cash retainers and Board and committee chairmanship retainers. We do not pay meeting fees for Board or committee meetings. Retainers were prorated for Mr. Sorensen as he did not seek re-election after the May 2015 Annual Meeting and for Mr. Nutter who became chair of the Corporate Responsibility Committee in February 2015.

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Director Compensation

(2)	The amounts shown in this column represent the grant-date fair value of RSUs granted in 2015 calculated in accordance with FASB ASC Topic 718. See Note 11 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2015 for a discussion of the relevant assumptions used in making such calculations. This does not include the value of additional RSUs received in lieu of dividends. Each non-employee director received an annual grant of 7,500 RSUs on January 2, 2015 with a grant-date fair value of $40.57 per share, which was the closing price of our stock on the date of grant.

(3)	Mr. Sorensen served as a director until our 2015 Annual Meeting, at which he did not stand for re-election. The Fees Earned or Paid in Cash column represents fees for his service while he was still a director.

24     Republic Services, Inc. 2016 Proxy Statement

AUDIT COMMITTEE REPORT

The following statement made by the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under either of these acts.

Management is responsible for our internal controls, financial reporting processes, and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America and for issuing its opinion on the effectiveness of our internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on the Board’s behalf.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and our independent registered public accounting firm (Ernst & Young LLP). The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the company’s independent registered public accounting firm’s independence, and discussed with them their independence from the company and management. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on the Audit Committee’s review of the matters noted above and its discussions with Ernst & Young LLP and our management, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Submitted by the Audit Committee:

James W. Crownover (Chairman)

Ann E. Dunwoody

Manuel Kadre

W. Lee Nutter

Republic Services, Inc. 2016 Proxy Statement     25

AUDIT AND RELATED FEES

Independent Registered Public Accounting Firm Fee Information

The following table discloses the fees for professional services provided by Ernst & Young LLP for the fiscal years ended December 31, 2015 and 2014:

	2015	2014
Audit Fees(1)	$2,693,625	$2,681,975
Audit-Related Fees	—	—
Tax Fees(2)	580,000	591,896
All Other Fees	—	—
Total Fees	$3,273,625	$3,273,871
(1)	Audit Fees were primarily for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of documents filed with the SEC, consents, comfort letters and financial accounting and reporting consultations.

(2)	Tax Fees were for professional services related to general tax consultation, federal and state tax planning, and state and local tax matters.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. In accordance with that policy, the Audit Committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the pre-approved list of services must be separately approved by the Audit Committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically approved by the Audit Committee before the performance of the service. From time to time, the Audit Committee may delegate fee approval authority to the Audit Committee chairman.

At each regularly-scheduled Audit Committee Meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the chairman since the last committee meeting and (2) the projected fees for each service or group of services being provided by our independent registered public accounting firm that exceed the amount that has been pre-approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of (1) Forms 3 and 4 and amendments to each form furnished to us pursuant to Rule 16a-3(e) under the Exchange Act during our fiscal year ended December 31, 2015, (2) any Form 5’s and amendments to each form furnished to us with respect to such fiscal year, and (3) any written representations referred to us under subparagraph (b)(1) of Item 405 of Regulation S-K under the Exchange Act, no person who at any time during such fiscal year was a director, Section 16(a) officer or, to our knowledge, a beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during such fiscal year.

26     Republic Services, Inc. 2016 Proxy Statement

SECURITY OWNERSHIP OF FIVE PERCENT SHAREHOLDERS

The following table shows certain information as of March 8, 2016 with respect to the beneficial ownership of common stock by each of our shareholders who we know is a beneficial owner of more than 5% of our outstanding common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percent(1)
William H. Gates III	108,802,519	(2)	31.6%
Cascade Investment, L.L.C.
2365 Carillon Point, Kirkland, WA 98033

BlackRock, Inc.	18,426,249	(3)	5.3%
55 East 52nd Street, New York, NY 10022
(1)	Calculated in accordance with Rule 13d-3 under the Exchange Act, based on 344,756,690 shares outstanding at the close of business on March 8, 2016.

(2)	Based on a Schedule 13D/A and Form 4s filed with the SEC by Mr. Gates and Cascade Investment, L.L.C. (“Cascade”) to date. All shares of our common stock held by Cascade may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade. Mr. Gates’ address is One Microsoft Way, Redmond, WA 98052.

(3)	Based on a Schedule 13G filed with the SEC, BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10022, is the beneficial owner of 18,426,249 shares through various of its subsidiaries: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd, and BlackRock Life Limited. BlackRock has sole voting power with respect to 16,208,542 shares and sole dispositive power with respect to 18,426,249 shares.

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SECURITY OWNERSHIP OF THE BOARD OF DIRECTORS AND MANAGEMENT

Security Ownership Guidelines and Anti-Hedging and Anti-Pledging Policies

We require our directors and executive officers, as well as certain other members of senior management, to hold our securities. Our Board believes that their security ownership is important to align their interests with our shareholders’ interests and to demonstrate to the investing public and our employees their commitment to Republic.

Our Corporate Governance Guidelines state the Board’s belief that directors should be shareholders and have a financial stake in Republic. To support that philosophy, we pay our non-employee directors a significant portion of their compensation in the form of RSUs. As discussed above, non-employee directors receive RSUs that either (1) do not distribute until the director’s termination of service on the Board or (2) distribute three years after their grant date. To further demonstrate the Board’s commitment to align itself with our shareholders, our Board has a formal equity ownership guideline for independent directors, which requires each independent director to hold Republic stock or vested RSUs, or both, having a total value of $750,000 by January 3, 2017. Future independent directors have 5 years from the date of the first full annual grant after their date of election to meet this guideline. All of our independent directors who have been on the Board for at least 5 years meet this guideline.

We also maintain stock ownership guidelines for our executive officers and other members of senior management: (1) CEO — five times salary; (2) CFO, Chief Operating Officer and Chief Legal Officer — three times salary; (3) other Executive Vice Presidents and Senior Vice Presidents — two times salary; and (4) Vice Presidents and Area Presidents — one times salary. Each member of senior management has a five-year period from April 1, 2011, or from the time of promotion or hire into a covered position, to meet the applicable guideline, and interim progress is expected. Members of senior management may meet their guideline by holding Republic stock or vested Republic stock equivalents in the DCP, or both, having the requisite value.

Our insider trading policy prohibits all directors, officers and employees, and their immediate family members, from engaging in the following transactions relating to Republic securities or derivatives thereof: purchasing or selling puts or calls, short sales, placing standing orders (other than under 10b5-1 plans), engaging in short-term or “in-and-out” trading, and holding Republic securities or derivatives thereof in a margin account or pledging them.

Security Ownership of the Board and Management

The following table shows certain information as of March 8, 2016 with respect to the beneficial ownership of common stock and RSUs by (1) our current directors, (2) each of the executive officers listed in the Summary Compensation Table (who we refer to as “named executive officers” or “NEOs”), and (3) all of our current directors and executive officers as a group. We have adjusted share amounts and percentages shown for each individual in the table to give effect to shares of common stock that are not outstanding but which the individual may acquire upon exercise of options exercisable within 60 days after March 8, 2016. However, we do not deem these shares to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other individual listed on the table.

RSUs and PSUs are not considered common stock that is beneficially owned for SEC disclosure purposes. We have included RSUs in this table because they are similar to or track our common stock, they represent an investment risk in the performance of our common stock, they are settled through the issuance of shares of our common stock, and they receive dividend equivalents in the form of additional RSUs each time a dividend is paid on our common stock. The Board has considered the use of RSUs as opposed to common stock for directors and believes that RSUs align the directors with our shareholders’ long-term interests as much as stock would.

28     Republic Services, Inc. 2016 Proxy Statement

Security Ownership of the Board of Directors and Management

	Shares Beneficially Owned(a)
Name of Beneficial Owner	Number(b)		Percent(c)	Restricted Stock Units(d)
Ramon A. Rodriguez	—		—	75,614	*
Tomago Collins	—		—	23,769
James W. Crownover	18,493	(1)		92,356
Ann E. Dunwoody	—			23,769
William J. Flynn	18,977	(2)	—	75,614	*
Manuel Kadre	—		—	17,020
Michael Larson	16,509	(3)	—	51,552
W. Lee Nutter	46,841	(4)	—	75,614	*
Donald W. Slager	1,260,202	(5)	—	169,155
John M. Trani	10,058	(6)	—	92,356
Jeffrey A. Hughes	45,920	(7)	—	70,592
Robert A. Maruster	8,499	(8)	—	40,040
Michael P. Rissman	205,584	(9)	—	51,929
Charles F. Serianni	59,677	(10)	—	26,238
All current directors and executive officers as a group (14 persons)	1,690,760	(11)	0.5%	885,618
(a)	Excludes the units in the last column of this table.

(b)	All share numbers have been rounded to the nearest whole share number, and include any restricted shares.

(c)	Calculated in accordance with Rule 13d-3 under the Exchange Act, and based on 344,756,690 shares issued and outstanding at the close of business on March 8, 2016. Each of our directors and executive officers beneficially owns less than 1% of our outstanding common stock.

(d)	The numbers in this column represent outstanding RSUs, both vested and unvested, including RSUs represented as units in the DCP’s Stock Unit Fund. For further discussion of RSUs, refer to “Director Compensation” and “Executive Compensation.” RSUs noted with an asterisk (*) include units held under a family trust or limited liability partnership rather than directly by the beneficial owner.

(1)	The aggregate amount of common stock beneficially owned by Mr. Crownover consists of 18,493 shares owned directly by him.

(2)	The aggregate amount of common stock beneficially owned by Mr. Flynn consists of 18,977 shares held indirectly in a living trust.

(3)	The aggregate amount of common stock beneficially owned by Mr. Larson consists of 16,509 shares owned directly by him.

(4)	The aggregate amount of common stock beneficially owned by Mr. Nutter consists of 46,841 shares owned directly by him.

(5)	The aggregate amount of common stock beneficially owned by Mr. Slager consists of 314,509 shares owned directly by him, exercisable options to purchase 945,453 shares and 240 shares owned through our 401(k) Plan.

(6)	The aggregate amount of common stock beneficially owned by Mr. Trani consists of 10,058 shares owned directly by him.

(7)	The aggregate amount of common stock beneficially owned by Mr. Hughes consists of 8,916 shares owned directly by him and exercisable options to purchase 37,004 shares.

(8)	The aggregate amount of common stock beneficially owned by Mr. Maruster consists of 3,443 shares owned directly by him and exercisable options to purchase 5,056 shares.

(9)	The aggregate amount of common stock beneficially owned by Mr. Rissman consists of 28,552 shares owned directly by him, 1,150 shares owned by his spouse, and exercisable options to purchase 175,882 shares.

(10)	The aggregate amount of common stock beneficially owned by Mr. Serianni consists of 25,289 shares owned directly by him, exercisable options to purchase 30,796 shares, 1,312 shares owned through our Employee Stock Purchase Plan (“ESPP”) and 2,280 shares owned through our 401(k) Plan.

(11)	The aggregate amount of common stock beneficially owned by all current directors, director nominees and executive officers as a group consists of (a) 472,610 shares owned directly, (b) 18,977 shares indirectly held in a living trust, (c) 1,150 shares indirectly owned by a spouse, (d) exercisable options to purchase 1,194,191 shares, (e) 1,312 shares owned through our ESPP, and (f) 2,520 shares owned through our 401(k) Plan.

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EXECUTIVE OFFICERS

Our executive officers serve at the Board’s pleasure and are subject to annual appointment by the Board. Our current executive officers are as follows:

Name	Age	Position Held
Donald W. Slager	54	President and Chief Executive Officer
Jeffrey A. Hughes	59	Executive Vice President, Chief Administrative Officer
Robert A. Maruster	44	Executive Vice President, Chief Operating Officer
Michael P. Rissman	55	Executive Vice President, Chief Legal Officer and Corporate Secretary
Charles F. Serianni	54	Executive Vice President, Chief Financial Officer

Donald W. Slager. For biographical information about Mr. Slager, see “Election of Directors — Biographical Information Regarding Directors/Nominees and Executive Officers.”

Jeffrey A. Hughes was named Executive Vice President, Chief Administrative Officer in December 2008. Before that, Mr. Hughes served as Senior Vice President, Eastern Region Operations for Allied from 2004 until the Allied acquisition in December 2008. Mr. Hughes served as Assistant Vice President of Operations Support for Allied from 1999 to 2004 and as a District Manager for Allied from 1988 to 1999. Mr. Hughes has over 30 years of experience in the solid waste industry.

Robert A. Maruster was elected Executive Vice President, Chief Operating Officer in June 2014. Mr. Maruster has years of broad-based operational experience in the airline industry. He joined Republic from JetBlue Airways Corporation, where he was its COO/Executive Vice President from 2009 to April 2014. Before that, Mr. Maruster served JetBlue as its Senior Vice President, Customer Service and Vice President, Operational Planning. Before joining JetBlue in 2005, he served for 12 years in various management roles for Delta Air Lines, culminating in his role running the Atlanta Hub as Vice President, Operations and Customer Service.

Michael P. Rissman has served as our Executive Vice President, Chief Legal Officer and Corporate Secretary since August 2009. Previously, Mr. Rissman had served as acting General Counsel and Corporate Secretary from March 2009. Mr. Rissman joined Allied as Vice President and Deputy General Counsel in July 2007 and continued in the same positions at Republic following the Allied acquisition in December 2008. Prior to joining Allied, Mr. Rissman was a partner at Mayer Brown LLP in Chicago, where he worked from 1990 until coming to Allied.

Charles F. Serianni was appointed Executive Vice President, Chief Financial Officer, in August 2014. Mr. Serianni is a seasoned senior executive with 30 years of experience in a variety of progressively more responsible roles. He was named Vice President, Region Controller for the Company’s West Region in July 2013. Before that, Mr. Serianni served as our Assistant Controller starting in June 1998 and progressed to Senior Vice President, Chief Accounting Officer in December 2008. He served as the Accounting Operations Director for Republic Industries, Inc. (AutoNation) from February 1997 to June 1998. Before that, Mr. Serianni served as the Accounting Operations Director for Sunglass Hut International, Inc. from May 1993 to February 1997, and as Manager, Accounting and Auditing Services for Deloitte & Touche from September 1984 to May 1993.

30     Republic Services, Inc. 2016 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

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Executive Compensation

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation program for 2015. This CD&A focuses on the compensation of the executive officers listed in the Summary Compensation Table (who we refer to as “named executive officers” or “NEOs”), who are identified below.

Overview

As discussed in more detail below, highlights of our executive compensation program include:

•	Attract and retain the highest caliber executives by providing competitive compensation opportunities;

•	Pay-for-performance – a majority of both total and long-term compensation is performance-based and our incentive-driven culture delivers greater rewards for superior performance and reduced awards for underperformance;

•	Challenging performance metrics that align with our published earnings guidance, which assures that the metrics are transparent and reward management only if it is successful in achieving financial results that align with the expectations we communicate externally;

•	Compensation program is aligned with business objectives and strategy – performance metrics based on earnings per share (“EPS”), free cash flow (“FCF”), return on invested capital (“ROIC”), cash flow value creation (“CFVC”) and relative total shareholder return (“RTSR”); and

•	Shareholder engagement – we again engaged in discussions with a number of our largest shareholders during 2015 to receive their feedback on compensation, governance and sustainability issues.

Executive Summary

Named Executive Officers

Our NEOs during 2015 were:

Name	Title
Donald W. Slager	President and Chief Executive Officer
Jeffrey A. Hughes	Executive Vice President, Chief Administrative Officer
Robert A. Maruster	Executive Vice President, Chief Operating Officer
Michael P. Rissman	Executive Vice President, Chief Legal Officer and Corporate Secretary
Charles F. Serianni	Executive Vice President, Chief Financial Officer

Business Overview

Republic, through its subsidiaries, is the second largest provider of non-hazardous solid waste collection, transfer, disposal, recycling and energy services in the United States, as measured by revenue. As of December 31, 2015, we operated in 41 states and Puerto Rico through 340 collection operations, 201 transfer stations, 193 active landfills, 67 recycling centers, 8 treatment, recovery and disposal facilities, and 12 salt water disposal wells. We also operated 69 landfill gas and renewable energy projects and had post-closure responsibility for 126 closed landfills.

Republic’s Business Profile and Strategy

•  Business Profile. Republic provides an essential service in the recycling and solid waste industry. Some of our unique strengths include:

¡    A national operating platform located in 41 states and Puerto Rico;

¡    Strong visibility into future earnings streams with approximately 80% of our revenue secured through multi-year contracts;

Our strategy is designed to generate consistent earnings and cash flow growth, while continually improving ROIC

¡	Ability to expand margins through increasing route density and implementing fleet-based productivity initiatives;

¡	A business culture centered around ROIC, EPS and FCF improvement, which we believe are the drivers of long-term shareholder value; and

32     Republic Services, Inc. 2016 Proxy Statement

Executive Compensation

¡	Dedication to an efficient cash utilization strategy that includes increasing cash returns to shareholders, with a long-term commitment to investment grade credit ratings.

•	Business Strategy. We believe our products and services are valuable, and by developing a superior team and delivering best-in-class products, we differentiate ourselves from our competitors. Differentiation allows us to attract and retain the best talent, win more customers, increase loyalty, and drive increased revenue and profits, which ultimately creates long-term shareholder value. Our strategy of profitable growth through differentiation is built on five key pillars, outlined below:

Republic Services, Inc. 2016 Proxy Statement     33

Executive Compensation

34     Republic Services, Inc. 2016 Proxy Statement

Executive Compensation

Highlights of Company Performance

We drive shareholder value by using our cash flow efficiently. We have delivered consistent, positive returns to our shareholders and have a long history of increasing cash returns to shareholders through dividends and share repurchases.

Structural Alignment of Pay and Performance

In 2015, we compensated each NEO using three key forms of compensation:

•	Base salary,

•	Annual bonus (cash incentive) and

•	Long-term incentives (performance shares (“PSUs”) and restricted stock units (“RSUs”)).

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Executive Compensation

The annual and long-term incentives are variable and the amount realized is based on achieving specific performance objectives or on the performance of Republic’s stock.

For 2015, the Compensation Committee decided to more strongly align executive compensation with performance across both the short- and long-term horizons. Taking into account the views of our shareholders expressed during our 2014 engagement sessions – including that a majority told us they do not view options as performance-based – the Compensation Committee refined the balance by moving from a program based on stock options, long-term cash incentive (“LTIP”) and RSUs to a PSU and RSU program as described in the diagram below. The Compensation Committee believes this structure appropriately balances long-term incentive compensation between performance-based and time-based mechanisms, and sets an appropriate balance between cash and equity.

Percentages above represent percentages of CEO’s target compensation. Based on shareholder feedback, we now characterize options as time-based rather than performance-based. Does not include retirement contributions.

For 2016, the trend to greater reliance on performance-based compensation continues, as 65% of our CEO’s total target compensation will be performance-based.

36     Republic Services, Inc. 2016 Proxy Statement

Executive Compensation

The table below describes what we learned from our shareholders in 2014 about performance-based compensation and the Compensation Committee’s actions in 2015 in response to that feedback:

Shareholder Feedback Received	Republic Responded	Republic Response
Generally approve of our existing performance metrics and believe they are aligned with driving shareholder value	✓	Maintained our existing metrics (EPS Measure, FCF Measure, ROIC, CFVC).
Seek tighter alignment with performance in the long-term incentive program; majority view options as not performance-based	✓	Decreased the weighting of time-based equity compensation and increased the level of performance-based equity. Replaced options and cash LTIP with PSUs in 2015 to ensure that a majority of both total and long-term compensation is performance-based.
Reflect shareholder returns in key performance metrics	✓	Added a RTSR metric (20% weighting) to our long-term incentives (PSUs) beginning with 2015.

Performance Metrics Used and Why We Use Them

Republic has a long history of success and we believe our underlying performance metrics are strongly aligned with shareholder interests and support our business strategy. For many years, our compensation program has used an EPS measure (“EPS Measure”) and a FCF measure (“FCF Measure”) as metrics for short-term incentives, and return on invested capital (“ROIC”) and cash flow value creation (“CFVC”) as metrics for long-term incentives. Our shareholders have told us that these metrics align well with their interests. Beginning in 2015, in response to shareholder feedback, we added RTSR as an additional metric in our long-term performance share program.

The following describes the performance metrics applied to both the annual and long-term incentive plans for 2014 and 2015:

•	Annual bonus metrics are designed to encourage profitably growing the business, and are widely accepted by the investment community as two important ways to measure a company’s worth. They are:

¡	EPS Measure (50%):

¡	Focused on growth drivers that management can control or influence; and

¡	Computed on a per-share basis, which incorporates the dilutive impact to shareholders from issuing equity.

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¡	FCF Measure (50%):

¡	Emphasizes the quality of earnings; and

¡	Incorporates the level of capital expenditures deployed to generate future growth.

•	Long term compensation metrics are designed to grow our capacity to generate future earnings rather than “harvesting the business.” This is accomplished by focusing on three-year goals rather than short-term gains as follows:

¡	ROIC (50% in 2014; 40% in 2015):

¡	Emphasizes maximizing investment returns;

¡	Focuses management on cost controls and margin expansion; and

¡	Incentivizes management to make better use of existing assets.

¡	CFVC – a measure of economic value added (50% in 2014; 40% in 2015):

¡	Focuses on building the business with an emphasis on cash flow;

¡	Includes a capital charge to promote disciplined capital spending; and

¡	Ensures alignment of goals and objectives at all levels of the organization.

¡	RTSR (20% in 2015):

¡	Aligned with the investment community; and

¡	A relative measure so management is not rewarded or penalized for broader market conditions.

Although the FCF Measure used for our annual bonus and the CFVC used for our long-term incentives may appear similar, the measures are discrete and support different objectives.

	Free Cash Flow	Cash Flow Value Creation
Calculation	FCF = Cash Flow from Operations – Capital Expenditures	CFVC = Net Operating Profit After Tax – (Average Net Assets x Weighted Average Cost of Capital)
Rationale for Use as a Performance Metric	¡ Reflects strength of company’s cash flows on an annual basis and quality of company’s earnings • Measures company’s ability to generate cash flow in excess of capital expenditures	¡ Includes a capital charge on net assets to promote business growth through disciplined investments • Reflects strength of company’s management team in creating value over the long-term

Please refer to the CD&A Appendix at the end of this CD&A on pages 56-57 of this proxy statement for an illustration of how our actual results for the FCF Measure and CFVC were calculated.

Setting Robust Performance Targets

We develop rigorous performance metrics on a bottom-up basis – reflecting both management initiatives and the impact of external factors. To align management incentives, our metrics and performance targets focus on factors management can impact rather than on external factors not under management’s control or ability to mitigate.

The performance metrics used in the annual bonus plan and the PSUs (other than the RTSR metric used for the PSUs and weighted at 20%) are directly tied to management’s ability to increase shareholder value. In setting performance targets for the annual bonus plan and for the three-year PSU performance cycle, the

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Compensation Committee considers the macro-economic environment, industry specific conditions, prior-year actual performance, and changes in regulations and laws. The Compensation Committee also considers recent trends and developments in the business that are expected to impact financial results. It confirms that performance targets align with our published earnings guidance, which assures that they are transparent and reward management only if management is successful in achieving financial results that align with the expectations we communicate externally. Based on this due diligence, the Compensation Committee sets rigorous, but reasonable, performance goals for the business.

The following table sets forth the process for setting rigorous performance targets aligned closely with shareholder value creation.

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The tables below compare targeted metrics with actual outcomes for each performance measure in the 2013 through 2015 NEO compensation programs.

The annual bonus for our NEOs has paid out at 45.8% of target in 2012, 125% of target in 2013, 50% of target in 2014 and 187.5% of target in 2015.

Further, we do not allow share repurchases to be used to “game” incentive compensation. We preclude this by: (1) maintaining consistency in our performance metrics and having a consistent level of share repurchases (for example, we repurchased approximately $400 million worth of shares in 2014 and $409 million in 2015, and we are projected to repurchase approximately $400 million in 2016); (2) reviewing our budgets and our repurchase plans with the Board at least annually; (3) including projected repurchases in our budgets and, therefore, in our compensation metrics; and (4) including projected share repurchases in our annual guidance, thereby providing complete transparency as to our share repurchase program.

Please refer to the CD&A Appendix at the end of this CD&A on pages 56-57 of this proxy statement for an illustration of how our actual results for each of the performance measures were calculated.

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Impact of Bridgeton Charges and Insurance Recovery on Incentive Compensation

In each of the years from 2012 to 2014, remediation and other charges at our closed Bridgeton landfill negatively impacted our EPS results as determined in accordance with accounting principles generally accepted in the United States (“GAAP”), although we did adjust for most of these charges when reporting Adjusted EPS in our Annual Reports on Form 10-K for each of those years. In 2015, the situation was reversed, as we obtained an insurance recovery for a portion of these charges, which positively impacted our GAAP EPS for 2015 but which we again adjusted when reporting Adjusted EPS for 2015 in our Annual Report on Form 10-K. As our annual bonus formula does not provide for an adjustment for the Bridgeton charges or recovery, there was no adjustment for Bridgeton to the EPS Measure used to calculate the annual bonus. Thus, the EPS Measure for bonus purposes was less than Adjusted EPS in each of 2012 through 2014, while the EPS Measure for bonus purposes in 2015 was higher than Adjusted EPS as reported for 2015.

The Bridgeton charges and recovery impacted the annual bonus payouts. The charges reduced the annual bonus payout to the NEOs by approximately 25% of target, 75% of target, and 69% of target for the 2012, 2013 and 2014 plan years, respectively. The recovery in 2015 increased the annual bonus payout to the NEOs by 50% of target this year.

Compensation Committee Consideration of 2015 Shareholder Vote on Executive Compensation

Republic has an active shareholder outreach program and regularly engages with shareholders on a number of matters, including executive compensation, governance and sustainability. The Compensation Committee carefully considers feedback received from shareholders on executive compensation.

Although the Compensation Committee was very pleased that our 2015 non-binding advisory vote on executive compensation received support from 97.1% of the shares voted, it decided to continue our shareholder outreach program in fall 2015 to get shareholders’ views on the changes we made to our executive compensation program for 2015 and on governance and sustainability issues. This outreach involved a number of our largest shareholders and included our independent Chairman of the Board, our independent Compensation Committee chair and members of senior management.

Our shareholders, both via the say-on-pay vote at the 2015 Annual Meeting and in our engagement sessions, spoke very favorably of both our overall compensation program and of the changes we made to it in 2015 as a result of prior shareholder feedback. Accordingly, the Compensation Committee has decided not to make further changes to the structure of the program in 2016. The Compensation Committee did, however, decide to make the 2016 increase in our CEO’s target compensation largely through performance-based compensation, thereby making 65% of his total target compensation performance-based for 2016. The Compensation Committee continues to seek shareholder input on our program to ensure that it is well-designed to incentivize our management team to drive shareholder value.

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Key Compensation Governance Practices

The Compensation Committee independently governs the executive compensation program with the support of an independent compensation consultant and management. Our compensation program demonstrates strong governance through the following principles and characteristics:

Compensation Practice		Republic Policy
Pay-for-Performance	✓	A significant percentage of both the target total direct compensation opportunity and the long-term incentive opportunity is performance-based.
Relevant Performance Metrics	✓	Annual bonus awards and long-term incentive awards are based on value-driving financial metrics and are capped.
Benchmarking	✓	The Compensation Committee uses a well-structured Peer Group, consisting of companies with which Republic competes for business or key executive talent.
Robust Stock Ownership Guidelines	✓	We have robust stock ownership guidelines of 5x salary for our CEO, 2 – 3x salary for other NEOs and $750,000 in value for directors.
Annual Shareholder Say on Pay Vote	✓	We value our shareholders’ input on our executive compensation program. Our Board seeks an annual non-binding advisory vote from shareholders to approve the executive compensation program disclosed in our CD&A.
Annual Risk Assessment of Compensation Programs	✓	The Compensation Committee annually reviews our compensation programs, including incentive programs, to ensure that they do not encourage excessive or inappropriate risk-taking.
Independent Compensation Consultant	✓	The Compensation Committee retains an independent compensation consultant to advise on the executive compensation program and practices.
Compensation Recoupment (Clawback) Policy	✓	Our clawback policy allows recovery of certain incentive cash and equity compensation if it is earned based on inaccurate financial statements.
Double Trigger Provisions	✓	We have double trigger provisions for all severance and equity awards following a change in control.
Shareholder Dilution and Burn Rates	✓	We consider shareholder dilution and burn rates when determining annual equity awards.
No Dividends on Unearned PSUs	✓	We do not pay dividends on unearned PSU awards.
Modest Use of Perquisites	✓	Our NEOs and other executives receive the same benefits as other employees, with a limited exception for airplane use for the CEO.
No Excise Tax Gross-Up	✓	We do not provide a gross-up for excise tax payments made in the event of a change in control.
No Hedging, Pledging or Short Sales of Republic Stock	✓	Our Insider Trading Policy prohibits all directors, officers and employees, and their immediate family members, from engaging in the following transactions related to Republic securities (or derivatives): purchasing or selling puts or calls, short sales, placing standing orders (other than under a 10b5–1 plan), short-term trading, and holding Republic securities (or derivatives) in a margin account or pledging them.
Repricing or Exchange of Underwater Options	✓	Our Stock Incentive Plan does not permit repricing or exchange of underwater options without shareholder approval.

Our strong governance structure ensures management and Board accountability

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Executive Compensation Goals and Objectives

Our executive compensation philosophy and practice reflect our strong commitment to paying for performance – both short-term and long-term. A primary component of our human resources strategy – to ensure that we have the highest caliber leadership – is to identify, recruit, place, develop and retain key management talent. The Compensation Committee and the executive management team believe that a critical aspect of being able to successfully execute this strategy is maintaining a comprehensive, integrated and well-balanced executive compensation program. We believe such a program provides competitive and differentiated levels of pay based on corporate performance and aligns executives’ interests with shareholders’ interests.

We believe our executive compensation program should:

•	Attract and retain the highest caliber executives by providing compensation opportunities comparable to those offered by other companies with which we compete for business and talent;

•	Communicate, support and drive achievement of our business strategies and goals;

•	Motivate strong performance from executive management in an incentive-driven culture by delivering greater rewards for superior performance and reduced rewards for underperformance;

•	Reward achievement of both short-term results and long-term shareholder value creation; and

•	Closely align executives’ interests with our shareholders’ interests and foster an equity-ownership environment.

We define performance as the achievement of results against our challenging internal financial targets, which take into account industry and market conditions. Our executive compensation program has an integrated focus on short- and long-term financial metrics and provides an effective framework by which progress against strategic goals may be appropriately measured and rewarded.

The Compensation Committee continues to place great emphasis on performance indicators that executive management can influence or control, including profitability and sound financial management of our capital, to drive sustained shareholder value creation and reward executives when they are successful. The Compensation Committee believes those measures generally are preferable to RTSR because external factors that are beyond management’s control may impact Republic’s stock price. The Compensation Committee also recognizes, however, that some of our shareholders believe that RTSR also may be a good indicator of corporate performance over time. Thus, beginning in 2015, we added a RTSR measure (with a 20% weighting) to the PSU program to take into account the performance of Republic’s stock relative to that of the S&P 500 index.

Components of Executive Compensation

The Compensation Committee believes a well-designed executive compensation program is effectively balanced to motivate and reward executives for delivering annual financial results while emphasizing longer-term goals and objectives that drive financial progress and sustained shareholder value creation. Our incentive programs use key performance metrics, including the EPS Measure, the FCF Measure, ROIC and CFVC, so that shareholders benefit from enhanced shareholder value. We place a significant portion of executives’ pay at-risk, using performance-based compensation to align their interests with shareholders’

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interests. For 2015, the target total direct compensation (“Target TDC”), comprised of annualized base salary, annual bonus and long-term incentive awards (consisting of PSUs and RSUs), for Republic’s current NEOs was as follows:

(1)	Grant-date value of variable PSU target award for the performance cycle beginning in 2015 and grant-date value of RSU awards

(2)	Variable annual bonus target award for 2015

*	Does not include retirement contributions.

The Compensation Committee intentionally set Mr. Slager’s Target TDC significantly below the median of his peers when he was promoted to CEO in 2011. In his third year as CEO, and based on his strong performance, the Compensation Committee intentionally began increasing his Target TDC to bring his compensation opportunity closer to the median. Even after these increases, Mr. Slager’s 2015 Target TDC remained below median. The Compensation Committee believes that making Mr. Slager’s Target TDC consistent with the median is critical to rewarding and retaining him. The Compensation Committee also believes that Mr. Slager has done an excellent job since he became CEO, and intends to continue increasing his Target TDC as necessary to get him to and maintain him at an appropriate level relative to the median.

Variable and Performance-Based Compensation Overview

The annual bonus plan, equity award program and PSUs link the majority of compensation to management’s performance against the plans’ financial metrics and the performance of Republic stock over the vesting periods of the equity-based awards. The performance metrics for the annual bonus and the PSUs and the range of opportunity relative to target payouts are consistent for all NEOs, including the CEO. These programs have both minimum performance thresholds below which no payments will be made and capped maximum payments.

Each year, management recommends for Board approval financial performance targets that are challenging and, if achieved, can deliver superior value to shareholders. Consistent with the setting of ambitious performance targets, Republic looks to have its aggregate total Target TDC for its NEOs near or at the median of our Peer Group, taking into account experience, tenure and overall position responsibility. The Compensation Committee believes it is appropriate to reward the executive management team with compensation above the target opportunity within the performance-based incentive plan if the rigorous financial targets associated with the variable pay programs are exceeded. Conversely, if those targets are not met, awards are reduced to levels that result in variable compensation below target. Thus, our NEOs generally may be paid above the median of our Peer Group only if the targets are exceeded.

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Long-Term Incentive (Performance-Based and Equity) Awards

The Compensation Committee believes strongly in using long-term incentive compensation to reinforce key objectives:

•	focus on the importance of return to shareholders;

•	promote the achievement of long-term performance goals;

•	encourage executive retention; and

•	promote meaningful levels of Republic stock ownership by executives.

To determine the overall opportunity and appropriate mix of long-term incentive awards, the Compensation Committee considers a variety of factors, including competitive market positioning against comparable executives in the Peer Group, Peer Group long-term incentive award practices, potential economic value realized, timing of vesting and taxation.

In 2014 and prior years, the key components of Republic’s long-term incentive compensation program were an annual stock option and RSU grant, and long-term cash incentive awards that reward financial success over three-year performance periods. Beginning with 2015, the key components of our long-term incentive program are an annual RSU grant and PSU grants that reward financial successes over a three-year performance period. As in the past, each of our cash and equity-based long-term incentives will continue to be earned independently, meaning that successful achievement of any of the financial goals established for the PSU grants will not trigger or accelerate vesting of the RSU grants. Similarly, any award earned under the PSU grants will be based solely on the results measured against the financial performance metrics and will not be affected by any value realized through the RSU grants. Although in 2015 the Compensation Committee moved from a program based on stock options, LTIP and RSUs to a PSU and RSU program, we will continue to discuss the LTIP in our proxy statements until we have reported on the payout on the last remaining LTIP performance period (i.e., the 2014 – 2016 period) that will be paid out in February 2017.

Long-Term Cash Incentive Awards Granted in 2013 and 2014

The LTIP payout is based on CFVC and ROIC, which are the same performance metrics used consistently for a number of years. The Compensation Committee uses these metrics because it believes they are good measures of our ability to generate free cash flow and provide shareholders with a reasonable return on their investment. The LTIP focuses on sustainable financial results and optimal use of our capital and aligns management’s and shareholders’ interests. For all remaining LTIP performance cycles, the awards earned under the LTIP will be paid in cash.

In 2013, the Compensation Committee set the CFVC and ROIC performance targets for the 2013–2015 performance period. The performance targets for CFVC and ROIC were established at $2,129 million and 6.1%, respectively. These targets were lower than the 2012-2014 targets due primarily to changes in the macroeconomic environment that have a direct impact on financial results. The changes included a decline in pricing levels due to lower CPI-based resets, a decline in recycled commodity prices and an increase in our effective tax rate.

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The chart below shows the performance targets and the potential payouts for performance above and below target. It also shows the actual performance of CFVC and ROIC during the performance period of $2,129 million and 6.1%, respectively. Because our actual performance was at the target level of performance, consistent with our pay-for-performance philosophy, the resulting payout was 100% of the target payout amount. The actual payout amounts are reflected in the Summary Compensation Table, in the column titled “Non-Equity Incentive Plan Compensation.”

In 2014, the Compensation Committee established the LTIP performance and payout targets for the 2014–2016 performance period. We believe that the CFVC and ROIC targets for this performance period are rigorous and appropriately reflect the Compensation Committee’s consideration of the business, operational and regulatory environment as it existed when the targets were set. The threshold, target and maximum awards payable to each of the NEOs for this performance period were reported in the Grants of Plan-Based Award table in the applicable proxy statement. Mr. Maruster is eligible to participate in a portion of the 2013–2015 and 2014–2016 performance periods based on his June 9, 2014 hire date. He is eligible to receive an equivalent payment based on prorated targets for the 2013–2015 and 2014–2016 performance periods of $291,667 and $458,333, respectively.

2015 Equity Compensation

The Compensation Committee believes that long-term, stock-based incentive compensation contributes to our ability to attract and retain high-caliber executive talent and motivates executives to sustain our long-term financial performance and increase shareholder value. We also believe that equity awards offer significant motivation to our executives and other employees and align their interests with shareholders’ interests. Beginning in 2015, our long-term incentive program for NEOs consists of (1) a RSU award (discussed above) and (2) long-term PSUs that vest after three years based on performance for that period and are payable half in cash and half in shares.

In February 2015, the Compensation Committee approved equity awards to our NEOs in the form of RSUs (each vesting ratably over four years). Taking into account the views of our shareholders – including that a majority told us they do not view stock options as performance-based – the Compensation Committee did not approve any options for 2015. The full grant date fair value of RSUs granted to each NEO during 2015 is shown in the Summary Compensation Table on page 58. Additional information, including the number of shares subject to each award, is shown in the Grants of Plan-Based Awards in 2015 table on page 60.

As in recent years, the amount of the RSU grants reflects the Compensation Committee’s evaluation of management’s performance on several key initiatives. For 2015, the RSU grants in February to each NEO were 2% lower than they would have been without consideration of the initiatives. The Compensation Committee determined in 2015, however, that it would not track key initiatives in 2015 or use them to adjust

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2016 RSU grants due to the changes in the 2015 compensation program, which included the increased use of performance-based compensation (by eliminating options and the cash LTIP in favor of PSUs) and the addition of another performance metric (the RTSR metric used in the PSUs).

Generally, our executives and other employees who receive grants of RSUs receive dividend equivalents for any dividends we declare on our common stock following the date on which they are granted RSUs. The dividend equivalents are in the form of additional RSUs with a value equal to the value of dividends they would have received on the shares of the stock underlying the RSUs they hold on the dividend record date.

In addition to RSUs, we also grant PSUs. The PSUs are performance-based because the number of shares ultimately earned depends on performance against pre-determined goals and the value of the PSUs fluctuates based on our stock price. The opportunity to earn PSUs is based on the two key financial metrics that were used for the cash LTIP program – CFVC and ROIC – plus the addition of RTSR as a third metric. Each of the components aligns all NEOs to performance against the financial metrics and to increasing shareholder value.

Dividends on PSUs are accrued but not earned and granted to the executives until the shares of the stock underlying the PSUs are earned, if at all, based on the achievement of the performance metrics that will be determined following the end of the three-year performance period.

The full grant date fair value of RSUs and the target award value of PSUs granted to each NEO for 2015 are shown below.

	RSU Awards	PSU Awards
Name	Grant Value	Target Value
Donald W. Slager	$2,548,000	$3,400,000
Jeffrey A. Hughes	490,000	500,000
Robert A. Maruster	625,000	625,000
Michael P. Rissman	490,000	500,000
Charles F. Serianni	500,000	500,000

Annual Cash Bonus

Republic maintains an annual bonus program for its NEOs and certain other members of management. This reflects our pay-for-performance philosophy by linking a significant portion of the NEOs’ compensation to company performance, thereby placing it at risk. Actual annual bonus awards earned are a function of performance relative to Compensation Committee-approved financial targets. The Compensation Committee may apply (and in some years has applied) negative discretion to adjust actual performance downward if it believes that actual results reflect the benefit of matters that, although valuable to Republic, are not the type of benefit the annual bonus plan was designed to reward.

The annual bonus program rewards the NEOs based on performance relative to predetermined targets for the EPS Measure and the FCF Measure. For 2015 compensation purposes, we defined the EPS Measure, which is not a measure determined in accordance with GAAP, as our reported EPS, adjusted to remove the impact of: (a) the loss on extinguishment of debt; (b) gains or losses (or related impairments) from divestitures, net of tax; (c) costs associated with withdrawal from or termination of multi-employer pension plans; and (d) restructuring charges. We defined the FCF Measure, which is not a measure determined in accordance with GAAP, as cash provided by operating activities, less property and equipment received in 2015, plus proceeds from sales of property and equipment, adjusted to remove the impact of: (1) cash taxes arising from debt extinguishment; (2) tax payments related to business unit divestitures; (3) costs associated with withdrawal from or termination of multi-employer pension plans; and (4) restructuring payments, net of tax.

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The tables below illustrate our 2015 targets, threshold and maximum awards for the annual bonus. For performance at and below target, the two measures are equally weighted and a participant may earn a percentage of the target award for each measure based on performance for that measure. If the EPS Measure target is exceeded, and the FCF Measure at least meets target, the annual bonus award earned may be increased above target (up to a maximum of 200% of the target amount), based on the extent to which the EPS Measure target is exceeded. No additional amount above target will be earned based on exceeding the FCF Measure target.

For 2015, the actual EPS Measure performance was $2.14 per share against a target of $2.00 per share. The actual FCF Measure performance was $844 million against a target of $727 million. The above target performance on both measures resulted in the NEOs receiving a bonus payment of 187.5% of target.

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The following table shows the NEOs’ 2015 annual bonus opportunity as a percentage of salary at various performance levels and the actual payout as a percentage of salary and in dollars. The payout amount is also reflected in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

2015 Annual Bonus Opportunity as a Percentage of Salary and Actual Payout as a Percentage of Salary and in Dollars
Name	Below Threshold Performance Level	At Threshold Performance Level	At Target Performance Level	At Maximum Performance Level	Actual Annual Bonus Payout as a Percentage of Salary	Actual Annual Bonus Payout in $
Donald W. Slager	0%	15.6%	125%	250%	234%	$2,578,125
Jeffrey A. Hughes	0%	10%	80%	160%	150%	$712,500
Robert A. Maruster	0%	10%	80%	160%	150%	$862,500
Michael P. Rissman	0%	10%	80%	160%	150%	$712,500
Charles F. Serianni	0%	10%	80%	160%	150%	$712,500

For 2016, the annual bonus plan design remains very similar to prior years with the measures again consisting of the EPS Measure and the FCF Measure.

Fixed Compensation and Benefits

Base Salary

We believe a competitive base salary attracts and retains high-caliber executive talent while providing a fixed level of compensation commensurate with the position’s responsibilities and level. The Compensation Committee annually reviews each NEO’s base salary to determine if any adjustment is warranted. This review consists of a comparison of the compensation paid to incumbents in comparable positions in our Peer Group, taking into account individual qualifications and responsibilities, internal salary levels, and individual and company performance. Base salary levels may be adjusted when the Compensation Committee believes there is a competitive need to do so, in light of an individual’s promotion or to take into account individual performance. For 2015, Mr. Slager’s salary was increased by $100,000 to $1,100,000 per year, Mr. Hughes’ salary was increased by $46,600 to $475,000 per year, Mr. Maruster’s salary was increased by $15,000 to $575,000 per year, Mr. Rissman’s salary was increased by $67,000 to $475,000 per year and Mr.  Serianni’s salary was increased by $25,000 to $475,000 per year.

Other Benefits

Republic makes available medical, dental and vision insurance, life insurance and short- and long-term disability insurance programs for our employees. The NEOs are eligible to participate in these programs on the same basis and with the same level of financial subsidy as our general employee population (other than those union employees who are subject to different terms under a collective bargaining agreement). Like our other employees, our NEOs may participate in our 401(k) plan and may defer a portion of their base salary and annual bonus, to the maximum defined level specified by the IRS, which in 2015 was $18,000 plus an additional $6,000 for those age 50 and above. Republic matches 100% of the first three percent of pay contributed and 50% of the next two percent of pay contributed by an employee. Republic’s matching contributions into the 401(k) plan for the NEOs who participated are reported in the All Other Compensation table on page 59.

Deferred Compensation Plan and Deferred Compensation Savings Program Contributions

Eligible employees are limited by federal law as to the amount they may contribute to their 401(k) accounts. Accordingly, we have established a Deferred Compensation Plan (the “DCP”) that permits participants, including the NEOs, to defer additional amounts of compensation, including RSUs, in a tax efficient manner

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for retirement savings. Under the DCP, most participants are eligible for matching contributions. The matching contribution under the DCP is equal to the lesser of two percent of the participant’s eligible compensation over the established 401(k) limit ($265,000 in 2015) or 50% of the participant’s annual deferrals.

In addition, we make discretionary retirement contributions to certain of our senior executives’ deferred compensation accounts (“DCSP Contributions”). The Compensation Committee reviews the DCSP Contributions annually, and may change the amounts or discontinue the contributions at any time. Each DCSP Contribution is a fixed dollar amount that depends on the participant’s title and position in the organization, among other considerations. Unless otherwise specified, DCSP Contributions vest in one of four ways: (1) upon a participant satisfying the age and service requirements necessary to qualify for retirement; (2) in the event of death or disability, the retirement contributions vest immediately; (3) if a participant’s employment is terminated “without cause,” the retirement contributions vest immediately but are not available to the participant until the earlier of the fifth anniversary of the termination date or the date the participant would have become eligible for retirement; or (4) if we complete a transaction that is deemed a change in control, all retirement contributions vest immediately and may be paid out depending upon the original election of the participant. Messrs. Hughes and Rissman each received a contribution of $65,000 in each of 2013, 2014 and 2015. Mr. Serianni received a contribution of $55,000 in each of 2013 and 2014 and a contribution of $65,000 in 2015. Mr. Maruster received a contribution of $65,000 in 2015.

Mr. Slager did not receive a DCSP Contribution in 2015. He is, however, entitled to a Supplemental Retirement Benefit, which was preserved in his employment agreement with Republic from previous agreements with Allied and which requires us to pay him a specified amount after termination of his employment for any reason. This payment is an amount equal to $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until his date of termination. In 2015, the Supplemental Retirement Benefit increased by $195,564.

The individual contributions of the participating NEOs, including earnings on those contributions and total account balances as of the end of 2015, are shown in the Nonqualified Deferred Compensation table on page 63. Republic’s matching contributions and the DCSP contributions are shown in the All Other Compensation table on page 59.

Modest Perquisites

With the exception of (1) certain gross-up payments pursuant to our relocation policy that is applicable to all eligible employees and (2) a stipend to cover a portion of monthly health club dues that is offered on the same terms to all employees at our corporate office, Republic generally does not offer perquisites or other personal benefits other than the aircraft usage discussed below. All associated relocation expenses are reported in the All Other Compensation table on page 59. We also do not provide any additional cash compensation to any of the NEOs to reimburse them for income tax liability as a result of the receipt of any cash or equity compensation, benefit or perquisite.

Our CEO may use our airplane for personal travel. Other NEOs may use it for personal use if the CEO is aboard. At its February meeting each year, the Compensation Committee reviews the personal use of our airplane for the immediately preceding year for reasonableness. The amount reflected in the All Other Compensation table as “Aircraft Usage” represents the incremental cost of providing our aircraft to an NEO for personal travel.

Other Compensation Policies

Stock Ownership Guidelines

The Board recognizes the importance of equity ownership by our executives to further link their interests with shareholders’ interests. Accordingly, the Board maintains stock ownership guidelines for all senior management employees (defined as CEO, Chief Operating Officer, CFO, Chief Legal Officer, Executive Vice President, Senior Vice President, Vice President and Area President) and requires that they achieve

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compliance with the ownership guidelines within five years of April 1, 2011 (the effective date of the guidelines) or within five years of becoming a covered employee (if after April 1, 2011) and maintain their ownership level thereafter. Shares included in the calculation to assess compliance with the ownership guidelines include shares owned outright, shares held in the 401(k) plan, and vested stock equivalents held in the DCP. The Compensation Committee believes that these requirements emphasize the importance of equity ownership for management employees, which reinforces alignment with our shareholders’ interests.

Name	Multiple of Salary Required	In Compliance
Donald W. Slager	5x	Yes
Jeffrey A. Hughes	2x	Yes
Robert A. Maruster	3x	On Track
Michael P. Rissman	3x	Yes
Charles F. Serianni	3x	On Track

Securities Trades by Employees

Executive management and the Board take seriously their responsibilities and obligations to exhibit the highest standards of behavior relative to buying and selling Republic stock. All transactions by any director or NEO (“Insiders”) must be pre-cleared by the Chief Legal Officer. Further, Insiders generally are prohibited from trading any Republic stock during quarterly blackout periods or while in possession of material non-public information.

Additionally, our insider trading policy prohibits all Insiders, and members of their immediate family, from engaging in the following transactions relating to Republic securities or derivatives of Republic securities:

•	purchasing or selling puts or calls

•	short sales

•	placing standing orders, other than under 10b5-1 plans

•	engaging in short-term or “in-and-out” trading

•	holding Republic securities or derivatives of Republic securities in a margin account

•	pledging Republic securities or derivatives of Republic securities

Compensation Recoupment (Clawback) Policy

Our Board has established a Clawback Policy to encourage sound financial reporting and increase individual accountability. As more fully described in the Clawback Policy, which was filed as an exhibit to the Form 8-K filed with the SEC on October 30, 2014:

•	The policy applies to Republic’s Section 16 officers (“Covered Officers”);

•	The policy applies to all cash and equity-based incentives that are performance-based;

•	The policy is triggered by an accounting restatement we must make due to material noncompliance with any financial reporting requirement under the securities laws (a “Restatement”);

•	If a Restatement occurs, the Compensation Committee generally must seek to claw back both vested and unvested performance-based awards, including gains on equity, during the 3-year period preceding the restatement date to the extent they exceed what would have been paid to the Covered Officer under the restated financial statements; and

•	This clawback applies if either (1) the applicable Covered Officer engaged in fraud or intentional misconduct that materially contributed to the need for the Restatement or (2) future SEC or NYSE rules require Republic to seek forfeiture.

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Compensation Process

Peer Grouping and Competitive Benchmarking

The Compensation Committee, in consultation with the independent compensation consultant, annually reviews the composition of the Peer Group used as a reference for executive compensation decisions to ensure that the companies included are comparable in terms of business mix and complexity, revenue, market capitalization, geographic footprint, assets and number of employees.

Republic’s 2015 Peer Group is unchanged from 2014 and is shown below:

Peer Group Members	Revenue ($B)*	Market Cap ($B)*	Assets ($B)*	Employees (#)*
Air Products and Chemicals, Inc.	$9.9	$28.0	$17.4	19,700	(a)
Canadian National Railway Company(b)	$9.5	$46.0	$27.5	23,172
Canadian Pacific Railway Limited(b)	$5.0	$20.3	$14.7	12,739
Con-way Inc.(c)	$5.6	$2.2	$3.3	30,100	(d)
CSX Corporation	$11.8	$25.3	$35.0	29,000
FedEx Corporation(e)	$48.6	$41.1	$38.4	325,000	(f)
W.W. Grainger, Inc.	$10.0	$12.7	$5.9	25,800
Hertz Global Holdings, Inc.	$10.5	$6.3	$23.4	30,000
J.B. Hunt Transport Services, Inc.	$6.2	$8.4	$3.6	21,562
Norfolk Southern Corporation	$10.5	$25.3	$34.3	30,456
Praxair, Inc.	$10.8	$29.2	$18.3	26,657
Progressive Waste Solutions, Ltd.(b)	$1.9	$2.8	$3.2	7,900
Ryder System, Inc.	$6.6	$3.0	$11.0	33,100
Stericycle, Inc.(g)	$3.0	$10.2	$7.0	24,400	(h)
Sysco Corporation(i)	$48.9	$23.1	$13.1	51,700	(j)
Waste Connections, Inc.	$2.1	$6.9	$5.1	7,227
Waste Management, Inc.	$13.0	$23.8	$20.4	40,600
Peer Median	$9.9	$20.3	$14.7	26,657
Republic Services, Inc.	$9.1	$15.3	$20.6	33,000
Republic Services, Inc. Percentile	41%	47%	71%	76%
*	Reflects data from each company’s most recent filing, as of March 8, 2016. All data is as of December 31, 2015, except as noted.

(a)	As of Air Products & Chemicals’ fiscal year end, September 30, 2015.

(b)	Values converted from Canadian dollars to U.S. dollars at a rate of 0.7471 USD/CAD, the exchange rate on December 31, 2015.

(c)	Con-way was acquired in September 2015 and did not file annual results for FY2015. Revenue data (trailing twelve months) and total assets are as of press release filed on January 13, 2016, for period ending September 30, 2015; market cap as of June 30, 2015.

(d)	As of Con-way’s fiscal year end, December 31, 2014.

(e)	Revenue data (trailing twelve months) and total assets are as of November 30, 2015, FedEx’s most recent quarter end.

(f)	As of FedEx’s fiscal year end, May 31, 2015.

(g)	Stericycle has not filed annual results for FY2015. Revenue data (trailing twelve months) and total assets are as of press release filed on February 4, 2016, for period ending December 31, 2015.

(h)	As of Stericycle’s fiscal year end, December 31, 2014.

(i)	Revenue data (trailing twelve months) and total assets are as of December 26, 2015, Sysco’s most recent quarter end.

(j)	As of Sysco’s fiscal year end, June 27, 2015.

The Compensation Committee considers data and analyses prepared by the independent compensation consultant based on our current and prior performance, and the historical NEO pay and the appropriateness of that compensation compared to the NEO compensation in the Peer Group. The Compensation Committee also considers general compensation surveys compiled by external consulting firms and takes into account recommendations of our CEO for executives other than himself. The Compensation Committee uses the Peer Group and other surveys as a reference, but does not target a specified percentile of compensation to be

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paid. After taking into account all data, and factors such as company performance and an individual’s contribution, experience and potential, the Compensation Committee makes compensation decisions. Based on the independent consultant’s analysis, our CEO’s 2015 Target TDC was 10th out of 18 companies in the Peer Group, or at the 46th percentile.

Evaluating Company and Executive Performance

The Compensation Committee has established a process for evaluating Republic’s performance, as well as the performance of each of the NEOs. For each year, the Compensation Committee approves strategic and financial objectives for the NEOs for the upcoming year and for the longer-term. It also reviews and evaluates the performance against these strategic and financial objectives for the prior year, and reviews the interim progress on all open three-year performance periods under the LTIP or the PSUs. Our CEO provides his assessment of the performance against the strategic objectives and on the individual contributions of the NEOs. The Compensation Committee considers all of these factors in reaching its compensation decisions. The Compensation Committee routinely meets in executive session without the presence of any management when considering compensation matters.

Role of the Independent Compensation Consultant and Other Advisors

Since 2003, the Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) to assist with its review of compensation for the NEOs and other related matters. While Pearl Meyer provides data and analyses and makes recommendations on the form and amount of compensation, the Compensation Committee makes all decisions regarding the compensation of our NEOs.

During 2015, Pearl Meyer advised the Compensation Committee on a variety of subjects, including compensation plan design and trends, pay-for-performance analytics, peer group benchmarking and other related matters. Pearl Meyer reports directly to the Compensation Committee, participates in meetings as requested and communicates with the Compensation Committee chair between meetings, as necessary. Pearl Meyer also provides advice to the Governance Committee and its chair regarding director compensation. Pearl Meyer did not provide any other services during 2015 and is considered independent and free from conflict under the Dodd-Frank Act and associated standards set forth by the SEC and NYSE.

The Compensation Committee also may use market data provided by Towers Watson, Aon Hewitt or Mercer for benchmarking and other purposes. This benchmark data consists of information that is generally available to other Towers Watson, Aon Hewitt and Mercer clients. None of these consulting firms made recommendations to the Compensation Committee or management on peer group composition or on the form, amount or design of executive compensation in 2015.

Other Considerations

Employment Agreements and Executive Separation Policy

Except in limited circumstances, Republic does not enter into employment agreements. Messrs. Slager and Hughes have employment agreements, which the Board and the Compensation Committee believe are in the best interests of Republic and its shareholders given, among other things, their importance to Republic and the fact that they had legacy agreements with Allied before the Republic/Allied merger in December 2008. These agreements ensure the continued leadership of the executives, clarify their employment rights and responsibilities, and impose certain post-employment limitations on their right to compete with us or solicit our customers or employees. Messrs. Maruster, Rissman and Serianni do not have employment agreements but instead are eligible to participate in the Executive Separation Policy. They also have non-competition and non-solicitation agreements with Republic. For more information regarding the employment agreements and Executive Separation Policy, see “Executive Compensation – Employment Agreements and Post-Employment Compensation.”

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Executive Compensation

Annual Risk Assessment

We do not believe our compensation programs for our NEOs or other employees encourage excessive or inappropriate risk-taking or create risks that would be reasonably likely to have a material adverse effect on us. We believe our compensation programs effectively align our corporate and field management teams with our overall goals by motivating them to increase shareholder value on both an annual and a longer-term basis, primarily by improving our earnings and ROIC and generating increasing levels of free cash flow. We achieve this by using simple and measurable metrics to determine incentive pay.

Our annual incentives for executives and corporate and regional managers are based on achieving the EPS Measure and the FCF Measure goals established by the Compensation Committee, which is comprised solely of independent directors. LTIP compensation for executives and senior managers is based on achieving ROIC and CFVC goals established by the Compensation Committee. Beginning with 2015, PSUs for NEOs are based on achieving ROIC, CFVC and RTSR goals established by the Compensation Committee. We also provide executives and senior managers equity awards that are approved by the Compensation Committee to reinforce each manager’s commitment to shareholder return.

Area Presidents and other key managers participate in the LTIP and equity incentive plan. Their annual bonus compensation is tied to corporate financial results and the financial and operating metric results for the areas they manage. Their primary financial performance measure is area incentive operating income. Key area operating metrics include safety, pricing, customer service and net sales growth.

General Managers in our field organizations receive equity awards as their long-term incentive to align them with our shareholders. General Managers and their teams also receive salary and annual bonus tied to achieving incentive operating income and operating metrics defined during our budget process. Operating metrics could include any combination of price increase, productivity improvements, safety, net sales growth, environmental compliance, customer service and capital budget management, depending on the current year priorities as set by their senior managers and approved by executive management.

We compensate our field sales organization with salary and sales commissions tied to selling or retaining profitable business.

All of our cash incentive plans contain maximum payout limits to ensure that windfall gains in business outcomes do not lead to exaggerated compensation results or to inappropriate risk-taking.

In addition, we maintain stock ownership guidelines for executive officers, along with anti-hedging and anti-pledging policies, both of which encourage long-term performance rather than short-term windfalls.

Equity Usage (Burn Rate and Dilution)

Under the Stock Incentive Plan (“SIP”), as approved by our shareholders, the total number of shares of equity-based awards issued in 2015 was approximately 0.23% of the diluted weighted average number of shares outstanding for the year and within the limitations set by the SIP. As of December 31, 2015, the total number of shares that could be issued under the SIP, and all predecessor plans, was approximately 4.4% of the diluted weighted average number of shares outstanding for the year. Republic’s diluted EPS reflects all potentially dilutive shares.

Tax Considerations

The Compensation Committee considers tax deductibility among many other factors when making compensation decisions. To the extent consistent with other compensation objectives, the Compensation Committee strives to maximize Republic’s tax deduction relative to compensation paid. In this regard, Internal Revenue Code Section 162(m) limits the deduction to $1 million for annual compensation paid to the CEO and each of the other NEOs (excluding the CFO) employed at the end of the year. This limitation does not apply to compensation that qualifies as “performance-based compensation” within the meaning of Section 162(m). Annual bonus awards, cash awards earned under the LTIP, stock options and PSUs are

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designed to qualify as performance-based compensation exempt from the $1 million deduction limit, although we cannot assure you that they will in fact be deemed to qualify. Other compensation elements are subject to the $1 million deduction limit.

Compensation Committee Interlocks and Insider Participation

Messrs. Flynn, Collins, Larson and Trani served as members of the Compensation Committee during 2015, and Mr. Nutter served as a member during a portion of 2015. No member of the Compensation Committee was an officer or employee of Republic during the prior year or was formerly an officer of Republic. During 2015, none of our executive officers served on the compensation committee or board of any other entity, any of whose executive officers served either on our Board or on our Compensation Committee.

Compensation Committee Report

The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under either of these acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that this CD&A be included in this proxy statement. Submitted by the Compensation Committee:

William J. Flynn (Chairman)

Tomago Collins

Michael Larson

John M. Trani

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CD&A Appendix

Calculation of Actual Results for 2015 Annual Bonus Performance Measures and GAAP Reconciliation

Earnings per Share Measure	Actual
Diluted earnings per share, as reported	$2.13
Negotiation and withdrawal costs — Central States Pension and Other Funds	0.01
Loss on disposition of assets and impairments, net	0.00
Loss on extinguishment of debt	0.00
Restructuring charges	0.00

Adjusted EPS Measure	$2.14

Free Cash Flow Measure (in millions)	Actual
Net income	$750.4
Depreciation, depletion, accretion and amortization	1,050.0
Non-cash items and asset impairments	196.0
Change in working capital	(148.3)
Capping, closure, post-closure and remediation payments	(168.4)

Cash provided by operating activities	1,679.7
Capital expenditures paid	(945.6)
Proceeds from sales of property and equipment	21.2

Free cash flow	755.3
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(7.4)
Cash paid related to negotiation and withdrawal costs —Central States Pension and Other Funds, net of tax	95.8
Restructuring expenditures, net of tax	0.0

Adjusted Free Cash Flow Measure	$843.7

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Calculation of Actual Results for 2013-2015 LTIP Performance Measures*

Republic Services Three Year Plan Cash Flow Value Creation (in millions)	2013	2014	2015
Net Income per LTIP definition	$688	$562	$753
Add: After Tax Interest Expense per LTIP definition	245	215	228
Add: DD&A and Accretion	954	985	1,050
Operating Cash Flow	1,887	1,762	2,031
Less: Capital Charge	(1,172)	(1,179)	(1,200)
Cash Flow Value Creation	$715	$583	$831
Three Year Cash Flow Value Created			$2,129

Republic Services Three Year Plan Return on Invested Capital (in millions except where noted as a percentage)	2013	2014	2015
Net Income per LTIP definition	$688	$562	$753
Add: After Tax Interest Expense per LTIP definition	245	215	228
Adjusted Net Income	933	777	981
Average Net Assets per LTIP definition	$14,644	$14,743	$14,996
Return on Invested Capital	6.4%	5.3%	6.5%
Sum of Three Year Adjusted Net Income			$2,691
Sum of Three Year Average Net Assets			$44,383
Three Year Return on Average Net Assets			6.1%

*	Per the LTIP definitions, CFVC and ROIC are adjusted to exclude gains or losses on divestitures, losses recorded on the extinguishment of debt instruments, and costs associated with withdrawal from or termination of multi-employer pension plans.

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SUMMARY COMPENSATION TABLE

The following Summary Compensation Table shows information about the compensation we paid to our CEO, CFO and other executive officers serving as of the end of 2015 for services rendered in all capacities during 2015, 2014 and 2013. We refer to the individuals shown in the table below as the NEOs.

For 2015, the Compensation Committee decided to more strongly align executive compensation with performance across both the short- and long-term horizons. Taking into account the views our shareholders expressed during our 2014 engagement sessions, the Compensation Committee refined the balance by moving from a program based on stock options, long-term cash incentive (“LTIP”) and RSUs to a PSU and RSU program.

The move to more equity-based incentive compensation causes the NEOs’ 2015 compensation as shown in the Summary Compensation Table to appear higher than it actually was. This is because cash incentives are reflected in the table for the year they are earned, while equity incentives are reported in the table for the year they are granted. Thus, the compensation for 2015 as shown in the table includes both (1) the 2013-2015 LTIP award, which was granted in 2013 and earned in 2015, and (2) the 2015 PSU award, which was granted in 2015 and will be earned in 2017 (and may not be earned in the amount included in the Summary Compensation Table or at all). For additional detail, please see footnote (6) to the Summary Compensation Table and the alternative table shown in footnote (6).

Name and Principal 2015 Positions(1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Non Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)(6)

Donald W. Slager	2015	1,137,308	—	5,891,525	—	3,478,125	352,529	10,859,487
President and Chief	2014	1,000,000	—	2,548,019	1,000,004	850,000	307,356	5,705,379
Executive Officer	2013	1,000,000	—	2,496,011	1,000,731	2,194,300	488,869	7,179,911

Jeffrey A. Hughes	2015	490,939	—	981,718	—	962,500	98,087	2,533,244
Executive Vice President,	2014	428,400	—	294,020	250,005	231,860	89,334	1,293,619
Chief Administrative Officer	2013	428,400	—	240,029	250,187	598,284	105,255	1,622,155

Robert A. Maruster	2015	596,365	—	1,239,676	—	1,154,167	73,793	3,064,001
Executive Vice President,	2014	247,692	75,000	550,048	125,003	143,250	117,636	1,258,629
Chief Operating Officer

Michael P. Rissman	2015	489,919	—	981,718	—	962,500	92,695	2,526,832
Executive Vice President,	2014	408,000	—	490,011	250,005	225,700	86,787	1,460,503
Chief Legal Officer and	2013	408,000	—	480,026	250,187	583,500	99,577	1,821,290
Corporate Secretary

Charles F. Serianni	2015	492,019	—	991,710	—	933,167	86,244	2,503,140
Executive Vice President,	2014	343,823	—	260,025	125,003	397,192	72,220	1,198,263
Chief Financial Officer
(1)	Mr. Maruster joined the company as Executive Vice President, Chief Operating Officer on June 9, 2014. Mr. Serianni was promoted to Executive Vice President, Chief Financial Officer on August 22, 2014.

(2)	Amounts reflect base salary paid in the year. Salaries earned in 2015 are higher than each executive’s annualized base salary due to an additional bi-weekly pay cycle falling within calendar year 2015.

(3)	Included in the Stock Awards column are the grant-date fair values of RSU awards granted in 2015, 2014 and 2013 and PSU awards granted in 2015, determined in accordance with FASB ASC Topic 718. The PSUs are new to the program in 2015 and replace the long-term cash incentive (“LTIP”) and option programs. Included in the Option Awards column are the grant-date fair values of stock option awards, granted in 2014 and 2013 determined in accordance with FASB ASC Topic 718. See Note 11 to our Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2015 for a discussion of the relevant assumptions used in calculating grant-date fair value. The amounts shown in the table above reflect grant-date fair value and may not correspond to the actual value that will be realized by the NEOs. For purposes of calculating the grant-date fair value of PSU awards, we have assumed that we will achieve target performance levels.

(4)

The amounts shown for each of the years reflect the annual cash incentive earned for the year and the three-year LTIP earned for the performance cycle that ended in that year. Except to the extent deferred into the Deferred Compensation Plan (“DCP”), all amounts were paid in the year following the end of the performance period. Despite solid performance all three years as shown in the Summary Compensation Table, the annual bonus payouts varied greatly in those years due largely to the impact of remediation

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and other charges at our closed Bridgeton landfill as well as an insurance recovery related to the Bridgeton landfill. For additional details, see “Compensation Discussion and Analysis — Executive Summary — Setting Robust Performance Targets” and “— Impact of Bridgeton Charges and Insurance Recovery on Incentive Compensation.”

The amounts earned by each of the NEOs for 2015 are shown below:

Name	2015 Annual Cash Incentive ($)	2013 - 2015 LTIP ($)
Donald W. Slager	2,578,125	900,000
Jeffrey A. Hughes	712,500	250,000
Robert A. Maruster	862,500	291,667
Michael P. Rissman	712,500	250,000
Charles F. Serianni	712,500	220,667

Because Messrs. Maruster and Serianni were not executive officers during the full performance periods, some or all of the above amounts were not paid under the Executive Incentive Plan, but were paid as equivalent amounts.

(5)	See “All Other Compensation for 2015” table for more information regarding amounts shown in this column for 2015.

(6)	For 2015, the Compensation Committee refined the compensation program by moving from a program based on stock options, LTIP and RSUs to a PSU and RSU program. This causes the 2015 compensation shown in the Summary Compensation Table to appear higher than it actually was because we are required to report both the LTIP compensation from the legacy program as well as the value of the PSUs awarded under the new program, even though those PSUs are for a three-year performance cycle that does not end until the end of 2017 and does not pay out until February 2018 (if it pays out at all).

We are providing the following alternative compensation table to provide our shareholders information on what 2015 compensation would have been for our NEOs if we showed only the values under the compensation program going forward and left out the LTIP compensation from the legacy program. Thus, this table includes the grant-date fair value for the 2015 — 2017 PSU awards (even though they will not pay out until February 2018, if they pay out at all) but does not include the actual amounts paid for the 2013 — 2015 LTIP performance period.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Donald W.SIager	2015	1,137,308	—	5,891,525	—	2,578,125	352,529	9,959,487
Jeffrey A. Hughes	2015	490,939	—	981,718	—	712,500	307,356	2,492,513
Robert A. Maruster	2015	596,365	—	1,239,676	—	862,500	73,793	2,772,334
Michael P. Rissman	2015	489,919	—	981,718	—	712,500	92,695	2,276,832
Charles F. Serianni	2015	492,019	—	991,710	—	712,500	86,244	2,282,473

ALL OTHER COMPENSATION FOR 2015

	Matching Contribution to 401(k) Plan ($)	Matching Contribution to Deferred Compensation Plan ($)	Retirement Contribution to Deferred Compensation Plan ($)(1)	Value of Supplemental Life Insurance Premiums ($)	Aircraft Usage ($)(2)	Other Taxable ($)(3)	Total ($)
Donald W. Slager	10,600	58,686	195,564	1,863	85,816	—	352,529
Jeffrey A. Hughes	10,600	15,334	65,000	1,984	5,169	—	98,087
Robert A. Maruster	8,160	—	65,000	633	—	—	73,793
Michael P. Rissman	10,600	14,630	65,000	2,045	—	420	92,695
Charles F. Serianni	9,600	10,569	65.000	1,075	—	—	86,244
(1)	Per the provisions of his employment agreement, Mr. Slager will receive a benefit, payable to him following the 6-month anniversary of his termination of employment for any reason. This contractual payment is $2,287,972, increased at an annual rate of 6% compounded annually, from December 5, 2008 until the date of his termination. The amount shown for him in this column reflects the annual increase to the payment.

(2)	The amounts shown reflect the incremental cost of providing company-owned aircraft for personal travel. This valuation is calculated in accordance with SEC guidelines and differs from the valuation under applicable tax guidelines.

(3)	Included is an amount for Mr. Rissman for shared payment for health club dues for participating in our wellness program.

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GRANTS OF PLAN-BASED AWARDS IN 2015

The following table sets forth information concerning each grant of an award to a NEO during the year ended December 31, 2015 under the Executive Incentive Plan or the Amended and Restated 2007 Stock Incentive Plan (“the “SIP”). Information regarding our awards under these plans also is included in our Compensation Discussion and Analysis.

									All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Estimated Future Payouts Under Non Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(4)
Name	Award Type(1)	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Donald W. Slager	RSUs	2/13/2015							64,769	2,548,012
	PSUs	2/13/2015				4,321	86,427	129,641		3,343,513
	Annual Cash Incentive Compensation	2/13/2015	42,969	1,375,000	2,750,000
Jeffrey A. Hughes	RSUS	2/13/2015							12,456	490,019
	PSUS	2/13/2015				636	12,710	19,065	—	491,699
	Annual Cash Incentive Compensation	2/13/2015	11,875	380,000	760,000
Robert A. Maruster	RSUs	2/13/2015							15,888	625,034
	PSUs	2/13/2015				794	15,888	23,832		614,642
	Annual Cash Incentive Compensation	2/13/2015	14,375	460,000	920,000
Michael P. Rissman	RSUs	2/13/2015							12,456	490,019
	PSUs	2/13/2015				636	12,710	19,065		491,699
	Annual Cash Incentive Compensation	2/13/2015	11,875	380,000	760,000
Charles F. Serianni	RSUs	2/13/2015							12,710	500,011
	PSUs	2/13/2015				636	12,710	19,065		491,699
	Annual Cash Incentive Compensation	2/13/2015	11,875	380,000	760,000
(1)	All equity awards granted in 2015 were granted under the SIP. The annual cash incentive award was granted under the Executive Incentive Plan. For further details regarding the annual cash compensation, see “Executive Compensation.” The annual RSU awards shown above are scheduled to vest in equal annual installments over 4 years, beginning on the first anniversary of the grant date. The annual PSU awards shown above are scheduled to vest on the third anniversary of the grant date based on performance for the 2015 — 2017 period.

(2)	This column shows the annual cash incentive payouts that would have been earned if the minimum performance level were achieved. If at least the minimum level of performance were not achieved, no payout would be made.

(3)	If the maximum level of performance had been achieved under the annual cash incentive plan, the maximum payout would have been 200% of target.

(4)	Represents the potential number of shares earned based on achievement of performance criteria for PSU awards granted under our SIP. The earned number of shares is payable half in cash and half in shares. No exercise price or other consideration is paid by the NEOs with respect to PSU awards. The PSU award measurement period is the three-year period beginning January 1, 2015 and ending December 31, 2017. PSUs earn dividend equivalents, which are paid out based on the number of shares actually earned, if any, at the end of the performance period. If at least the minimum level of performance is not achieved, no payout would be made. See the “Executive Compensation” for further details regarding PSUs.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table reflects stock option, RSU and PSU awards granted to the NEOs that were outstanding as of December 31, 2015.

Outstanding Equity Awards at 2015 Fiscal Year End

	Stock Option Awards					Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested ($)
Donald W. Slager	12/5/2006	74,970		28.69	12/5/2016
	12/11/2007	112,500		25.51	12/11/2017
	1/4/2010	115,658		28.68	1/4/2017
	1/3/2011	185,874		30.05	1/3/2018
	1/3/2012	169,300	56,434	27.55	1/3/2019
	2/8/2013	95,126	95,127	31.12	2/8/2020
	2/7/2014	44,014	132,043	33.40	2/7/2021
						1/3/2012	20,437	899,024
						2/8/2013	43,413	1,909,738
						2/7/2014	60,128	2,645,031
						2/13/2015	66,130	2,909,059
						2/13/2015	44,427	1,954,344
						2/13/2015	44,428	1,954,388
Jeffrey A. Hughes	1/3/2012	—	14,109	27.55	1/3/2019
	2/8/2013	—	23,782	31.12	2/8/2020
	2/7/2014	—	33,012	33.40	2/7/2021
						1/3/2012	2,044	89,916
						2/8/2013	4,176	183,702
						2/7/2014	6,938	305,203
						2/13/2015	12,718	559,465
						2/13/2015	6,533	287,387
						2/13/2015	6,533	287,387
Robert A. Maruster	6/9/2014	5,056	15,171	36.35	6/9/2021
						6/9/2014	8,610	378,754
						6/9/2014	5,381	236,710
						2/13/2015	16,222	713,606
						2/13/2015	8,166	359,222
						2/13/2015	8,166	359,222
Michael P. Rissman	7/30/2007	9,000		28.00	7/30/2017
	12/11/2007	6,300		25.51	12/11/2017
	1/3/2011	46,468		30.05	1/3/2018
	1/3/2012	42,325	14,109	27.55	1/3/2019
	2/8/2013	23,782	23,782	31.12	2/8/2020
	2/7/2014	11,003	33,012	33.40	2/7/2021
						1/3/2012	5,110	224,789
						2/8/2013	8,349	367,273
						2/7/2014	11,564	508,700
						2/13/2015	12,718	559,465
						2/13/2015	6,533	287,387
						2/13/2015	6,533	287,387
Charles F. Serianni	2/16/2010	9,500		27.02	2/16/2017
	2/15/2011	9,500		29.84	2/15/2018
	2/10/2012	7,125	2,375	30.15	2/10/2019
	2/8/2013	4,750	4,750	31.12	2/8/2020
	8/22/2014	4,671	14,014	39.34	8/22/2021
						2/7/2014	1,418	62,378
						8/22/2014	3,949	173,717
						2/13/2015	12,977	570,858
						2/13/2015	6,533	287,387
						2/13/2015	6,533	287,387

(1)	The values of the RSUs and PSUs are based on $43.99 per share, which was the closing price of Republic’s stock on December 31, 2015, the last trading day of our fiscal year.

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Executive Compensation

The vesting dates and number of shares vesting for the options and RSUs are shown in the following table.

			Stock Awards
	Stock Option Awards		RSUs		PSUs
Name	Vesting Date	Number Vesting	Vesting Date	Shares Vesting	Vesting Date	Shares Vesting
Donald W. Slager	1/3/2016	56,434	1/3/2016	20,437	12/31/2017	44,427
	2/7/2016	44,014	2/7/2016	20,042	12/31/2017	44,428
	2/8/2016	47,563	2/8/2016	21,706
	2/7/2017	44,014	2/13/2016	16,532
	2/8/2017	47,564	2/7/2017	20,043
	2/7/2018	44,015	2/8/2017	21,707
			2/13/2017	16,532
			2/7/2018	20,043
			2/13/2018	16,533
			2/13/2019	16,533
Jeffrey A. Hughes	1/3/2016	14,109	1/3/2016	2,044	12/31/2017	6,533
	2/7/2016	11,004	2/7/2016	2,312	12/31/2017	6,533
	2/8/2016	11,891	2/8/2016	2,087
	2/7/2017	11,004	2/13/2016	3,179
	2/8/2017	11,891	2/7/2017	2,313
	2/7/2018	11,004	2/8/2017	2,089
			2/13/2017	3,179
			2/7/2018	2,313
			2/13/2018	3,180
			2/13/2019	3,180
Robert A. Maruster	6/9/2016	5,057	2/13/2016	4,055	12/31/2017	8,166
	6/9/2017	5,057	6/9/2016	1,793	12/31/2017	8,166
	6/9/2018	5,057	2/13/2017	4,055
			6/9/2017	1,794
			2/13/2018	4,056
			6/9/2018	1,794
			6/9/2018	8,610
			2/13/2019	4,056
Michael P. Rissman	1/3/2016	14,109	1/3/2016	5,110	12/31/2017	6,533
	2/7/2016	11,004	2/7/2016	3,854	12/31/2017	6,533
	2/8/2016	11,891	2/8/2016	4,174
	2/7/2017	11,004	2/13/2016	3,179
	2/8/2017	11,891	2/7/2017	3,855
	2/7/2018	11,004	2/8/2017	4,175
			2/13/2017	3,180
			2/7/2018	3,855
			2/13/2018	3,179
			2/13/2019	3,180
Charles F. Serianni	2/8/2016	2,375	2/7/2016	472	12/31/2017	6,533
	2/10/2016	2,375	2/13/2016	3,244	12/31/2017	6,533
	8/22/2016	4,671	8/22/2016	1,316
	2/8/2017	2,375	2/7/2017	473
	8/22/2017	4,671	2/13/2017	3,244
	8/22/2018	4,672	8/22/2017	1,316
			2/7/2018	473
			2/13/2018	3,245
			8/22/2018	1,317
			2/13/2019	3,245

62     Republic Services, Inc. 2016 Proxy Statement

Executive Compensation

OPTION EXERCISES AND STOCK VESTED IN 2015

The following table reflects stock options exercised and the vesting of previously granted restricted stock and RSUs for each of the NEOs during the year ended December 31, 2015. The value realized upon exercise of the options and the shares represented by the vesting of the restricted stock or RSUs is based on the closing price of our stock on the exercise date and the vesting date, respectively.

Option Exercises and Stock or RSUs Vested in 2015
	Option Awards		Stock or RSU Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Donald W. Slager	183,420	3,864,677	60,905	2,473,296

Jeffrey A. Hughes(1)	100,110	1,117,010	6,312	256,329

Robert A. Maruster	—	—	1,768	70,773

Michael P. Rissman(1)	11,121	148,132	17,585	713,859

Charles A. Serianni	14,260	260,388	20,349	890,999
(1)	Amounts vested in 2015 include RSUs deferred by Messrs. Hughes and Rissman. Mr. Hughes deferred 2,002 RSUs ($81,213 at the time of vesting) that vested in 2015 and that will be distributed in accordance with the distribution elections following his separation from service. Mr. Rissman deferred 4,685 RSUs ($191,392 at the time of vesting) that vested in 2015 and that will be distributed in accordance with his distribution elections following his separation from service.

NONQUALIFIED DEFERRED COMPENSATION IN 2015

The following table reflects information concerning the participation of our NEOs in our nonqualified Deferred Compensation Plan (“DCP”) and Mr. Slager’s Supplemental Retirement Benefit for the year ended December 31, 2015. For a description of that plan and his benefit, see “Executive Compensation — Compensation Discussion and Analysis — Components of Executive Compensation — Fixed Compensation and Benefits — Deferred Compensation Plan and Deferred Compensation Savings Program Contribution.”

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)

Donald W. Slager	161,619	254,250	16,694	—	6,229,444

Jeffrey A. Hughes	179,401	80,334	253,184	—	4,050,975

Robert A. Maruster	35,782	65,000	(277)	—	112,439

Michael P. Rissman	217,135	79,630	83,401	—	1,663,648

Charles F. Serianni	346,202	75,569	28,214	—	2,849,164
(1)	Executive contributions in the last fiscal year include amounts included in Base Salary and in All Other Compensation in the Summary Compensation Table for 2015. The contributions include both cash deferred ($161,619 for Mr. Slager, $98,188 for Mr. Hughes, $35,782 for Mr. Maruster, $25,743 for Mr. Rissman and $346,202 for Mr. Serianni) and deferred RSUs that vested in 2015 ($81,213 for Mr. Hughes and $191,392 for Mr. Rissman).

(2)	This column includes retirement contributions of $65,000 for each of Messrs. Hughes, Maruster, Rissman and Serianni that were made by Republic to the plan on behalf of the executive. These amounts vest in accordance with the terms of the plan described in the Compensation Discussion and Analysis. Per the provisions of his employment agreement, Mr. Slager will receive a benefit, payable to him following the 6-month anniversary of his termination of employment for any reason. This contractual payment is $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until the date of his termination. The amount set forth in the table above includes the annual increase to the payment. All other amounts in this column relate to matching contributions made by Republic during 2015 that are attributable to 2014 executive contributions.

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(3)	For deferrals of RSUs, earnings are calculated based on the change in the price of our common stock during 2015. For cash deferrals, earnings are calculated based on the performance of the measurement funds selected by the participants.

(4)	Includes amounts reported in the 2015 Summary Compensation Table as compensation for 2015, 2014 or 2013: Mr. Slager: $288,369 in 2015, $378,394 in 2014 and $793,851 in 2013; Mr. Hughes: $178,522 in 2015, $160,178 in 2014 and $430,717 in 2013; Mr. Maruster: $100,782 in 2015 and $11,846 in 2014; Mr. Rissman: $99,227 in 2015, $97,381 in 2014 and $120,005 in 2013; and Mr. Serianni: $223,175 in 2015 and $355,657 in 2014.

Employment Agreements and Post-Employment Compensation

We have employment agreements with Messrs. Slager and Hughes. These agreements, among other things, provide for consideration to be paid to the executive upon termination of employment, as described below. Each of these employment agreements contains post-termination restrictive covenants, including a covenant not to compete and not to solicit customers and employees. The post-termination restrictive covenants last for two years for Mr. Hughes. Mr. Slager’s restrictions also last two years, except that if his employment is terminated by us without cause or if he has a termination for good reason within six months before or two years after a change in control, his restrictions last three years. Each of these agreements provides for a minimum base salary and eligibility to participate in our performance-based annual and long-term incentive plans. These employment agreements also provide for accelerated vesting of equity-based awards in certain circumstances.

Messrs. Maruster, Rissman and Serianni do not have employment agreements with us. Instead, each participates in our Executive Separation Policy (the “Separation Policy”) and in certain other of our benefit plans, as described below. Severance benefits under the Separation Policy are payable only if they: (1) sign an agreement containing non-solicitation, confidentiality and arbitration provisions and, if appropriate, a non-competition provision (which each has done); (2) execute a separation agreement containing a full release of legal claims; (3) refrain from disparaging Republic following their employment with us; and (4) provide reasonable cooperation and assistance concerning legal or business matters as requested by Republic following their employment. The Separation Policy also provides for accelerated vesting of equity-based awards in certain circumstances.

The Compensation Committee adopted the Separation Policy in 2010 to ensure we are able to attract and retain the most qualified and capable professionals to serve in key executive positions to maximize the value of Republic for the benefit of our shareholders. The Separation Policy is in effect for each of the CEO, President, Chief Operating Officer, CFO, Chief Legal Officer, Executive Vice President, Senior Vice President, Vice President and Area President (“Covered Executives”) who does not have an employment agreement with us. The Compensation Committee may, in its discretion, make the Separation Policy applicable to other members of management.

Under the Separation Policy, Covered Executives will receive severance benefits if we terminate their employment without “cause” (as defined in the policy). It also contains a double-trigger change in control provision that provides for enhanced severance benefits for a termination “without cause” or a resignation for “good reason” within one year following a “change in control.” The Compensation Committee may modify or terminate the Executive Separation Policy prior to a change in control for all Covered Executives who have not had a termination of employment prior to the modification or termination as long as the modification or termination applies to all Covered Executives in the same category.

The Compensation Committee may use its discretion to make post-termination payments to executive officers that may not be required pursuant to the terms of their employment agreements or the Separation Policy if such payments are determined to be in Republic’s best interests.

Mr. Slager. On December 23, 2014, Mr. Slager and Republic entered into a First Amendment to the Employment Agreement (the “2014 Amendment”), effective immediately, which amended the amended and restated Employment Agreement entered into and effective as of October 29, 2013 (the “Slager Agreement”). The 2014 Amendment provides that: (1) If Mr. Slager dies, his estate will no longer receive a cash payment of

64     Republic Services, Inc. 2016 Proxy Statement

Executive Compensation

three times base salary, and all unvested stock options, restricted stock and RSUs will terminate; (2) if Mr. Slager retires, any performance shares or performance units he may receive will immediately vest, with the shares or units to pay out if and when the Company would have been required to pay him if he had not retired; and (3) Mr. Slager will make himself reasonably available to assist his successor with any transition or other services as the Board may reasonably request from his retirement date through the last day of the latest ending performance period under which a performance share or performance unit is payable. Material terms of the Slager Agreement that were preserved in the 2014 Amendment include: (a) 2014 base salary of $1,000,000 ($1,100,000 in 2015); (b) target annual incentive compensation for 2014 of 125% of salary, with a range of 0% to 250% of salary; (c) merit and other bonuses, long-term awards, and equity awards under the SIP as may be determined by the Board of Directors or a committee thereof; (d) a Supplemental Retirement Benefit equal to $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until the date of his termination; (e) upon a termination of employment by Republic without cause or by Mr. Slager for good reason in connection with a change in control, all of his equity grants outstanding as of the date of termination shall vest; and (f) upon a termination of employment by Republic without cause or by Mr. Slager for good reason in connection with a change in control, the vesting and payment of long-term awards will be at target and without proration.

Mr. Hughes. Mr. Hughes entered into an employment agreement that was effective December 5, 2008. Mr. Hughes’ base salary for 2015 was $475,000. Mr. Hughes’ target annual incentive compensation is 80% of salary, with a range of 0% to 160% of salary.

Mr. Maruster. Mr. Maruster joined Republic as Executive Vice President, Chief Operating Officer on June 9, 2014. His base salary for 2015 was $575,000 and his target annual incentive compensation is 80% of salary, with a range of 0% to 160%.

Mr. Rissman. Mr. Rissman’s base salary for 2015 was $475,000. His target annual incentive compensation is 80% of salary, with a range of 0% to 160% of salary.

Mr. Serianni. Mr. Serianni’s base salary for 2015 was $475,000. His target annual incentive compensation is 80% of salary, with a range from 0% to 160%.

Described below is the post-employment consideration payable to Messrs. Slager and Hughes under their respective employment agreements, and to Messrs. Maruster, Rissman and Serianni under the Separation Policy, in the event of a covered termination. The tables on the following pages provide information regarding benefits that would have been payable to them upon the occurrence of certain events of termination, assuming the specified events occurred on December 31, 2015. We have not quantified the estimated welfare benefits payable because we do not believe any estimates would be meaningful. We have estimated to the best of our ability the amounts that would have been payable to Messrs. Slager, Hughes, Maruster, Rissman and Serianni upon the occurrence of the following events: (1) death; (2) disability; (3) termination without cause by Republic (determined pursuant to the applicable employment agreement or the Separation Policy) or, in the case of Mr. Slager, by him for good reason; (4) termination by Republic without cause or by the executive for good reason following a change in control (without consideration to any reduction in severance benefits that may be required due to the applicable employment agreement or the Separation Policy); and (5) retirement.

We can terminate an executive’s employment without cause at any time. In general, Mr. Slager can terminate his employment for good reason at any time if: (a) his duties and responsibilities are materially reduced; (b) we breach the employment agreement and do not timely cure the breach; (c) we terminate or reduce his participation in one or more company-sponsored benefit plans and such termination or reduction does not apply to the other NEOs; (d) we relocate his office outside of Maricopa County, Arizona; (e) we terminate the continuation of his rolling employment period; or (f) he resigns from the Board or his term as a director expires, in either case only if such event occurs as a result of his failure to receive the required votes by our shareholders to be re-elected to the Board. Messrs. Hughes, Maruster, Rissman and Serianni can terminate

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Executive Compensation

their employment for good reason during the one-year period following a change in control if we reduce their salary, bonus opportunity or title.

For purposes of the calculations in the following tables related to our common stock, the value of restricted stock and RSUs is based on a price of $43.99 per share, the closing price of our stock on December 31, 2015, the last trading day of our 2015 fiscal year, and the value of stock options is based on the spread between that closing price and the exercise price of the options. Also, because actual payouts of the 2014 – 2016 LTIP performance period and the actual payouts for the 2015 – 2017 PSU performance period have not yet been determined, calculations based on actual payouts of such performance periods assume that actual payouts will be at target. The balance of company contributions to the DCP that were not previously vested will become vested and payable in accordance with the terms of the DCP. The following tables do not include amounts contributed by the executives into their DCP accounts.

Death

Equity

¡	For Mr. Slager, vested but unexercised stock options remain exercisable for the lesser of five years from the termination date or the remaining term of the option; all unvested stock options and RSUs are forfeited.

¡	For Messrs. Hughes, Maruster, Rissman and Serianni, immediate vesting of all outstanding equity awards; stock options remain exercisable for the lesser of five years from the termination date or the remaining term of the option.

¡	For all NEOs, prorated vesting in portion of earned PSUs.

Cash Incentive Awards

¡	For all NEOs, all annual cash and LTIP incentive awards shall vest and be payable at target, except that any awards determined to be earned prior to death shall be payable following the end of the applicable performance period at the actual amount to be determined.

Retirement/Deferred Compensation

¡	For Mr. Slager, payment of his Supplemental Retirement Benefit.

¡	For Messrs. Hughes, Maruster, Rissman and Serianni, payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

Other

¡	Base salary earned, but not yet paid, and unused vacation.

¡	For Mr. Slager and his family, continued coverage under certain welfare plans until he becomes eligible for benefits from another employer or the government.

Post-Employment Compensation – Death

Name	Severance	Stock Awards(1)	Option Awards	Non Equity Incentive Plan Compensation(2)	Deferred Compensation Payment(3)	Total Compensation Payable
Donald W. Slager	$—	$1,302,910	$—	$3,775,000	$3,464,968	$8,532,878
Jeffrey A. Hughes	—	1,329,876	887,623	880,000	523,704	3,621,203
Robert A. Maruster	—	1,568,552	115,906	1,210,000	64,987	2,959,445
Michael P. Rissman	—	1,851,818	887,623	880,000	572,801	4,192,242
Charles F. Serianni	—	998,544	159,168	836,000	559,682	2,553,394

66     Republic Services, Inc. 2016 Proxy Statement

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(1)	For Mr. Slager, this amount reflects the prorated vesting in a portion of earned PSUs. For Messrs. Hughes, Maruster, Rissman and Serianni, this amount reflects the prorated vesting in a portion of earned PSUs and the immediate vesting of outstanding RSUs.

(2)	For each of the NEOs, this amount reflects the target 2015 annual cash incentive award and the target LTIP awards for the 2013 – 2015 and 2014 – 2016 performance periods.

(3)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to his beneficiary. For Messrs. Hughes, Maruster, Rissman and Serianni, this includes the employer contributions to the DCP made on the executive’s behalf that will be paid to the executive’s beneficiary upon the executive’s death and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

Disability

Severance

•	For Mr. Slager, continued base salary for three years, mitigated to the extent payments are made to him pursuant to any disability insurance policies paid for by the company.

Equity

•	For all NEOs, immediate vesting of all outstanding equity awards; stock options remain exercisable for the lesser of 5 years from the termination date or the remaining term of the option.

•	For all NEOs, prorated vesting in portion of earned PSUs.

Cash Incentive Awards

•	For all NEOs, all annual cash and LTIP incentive awards shall vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual company performance, payable following the end of the performance period, except that any awards determined to be earned prior to any disability shall be payable following the end of the applicable performance period at the actual amount to be determined.

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

Other

•	Base salary earned, but not yet paid, and unused vacation.

•	Continued coverage under certain welfare plans for a specified period of time: Mr. Slager – until he becomes eligible for benefits from another employer or the government; and Messrs. Hughes, Maruster, Rissman and Serianni – in accordance with our benefit continuation policy under COBRA.

Post-Employment Compensation – Disability

Name	Severance	Stock Awards(1)	Option Awards	Non Equity Incentive Plan Compensation(2)	Deferred Compensation Payment(3)	Total Compensation Payable
Donald W. Slager	$3,300,000	$9,665,761	$3,550,395	$4,478,125	$3,454,968	$24,449,249
Jeffrey A. Hughes	—	1,329,876	887,623	1,129,167	523,704	3,870,370
Robert A. Maruster	—	1,568,552	115,906	1,459,722	64,987	3,209,167
Michael P. Rissman	—	1,851,818	887,623	1,129,167	572,801	4,441,409
Charles F. Serianni	—	998,544	159,168	1,090,056	559,682	2,807,450

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(1)	For each of the NEOs, this amount reflects the prorated vesting in a portion of earned PSUs and the immediate vesting of outstanding RSUs.

(2)	For the NEOs, amounts include the actual 2015 annual cash incentive award, the actual LTIP award for the 2013 – 2015 performance period, and a prorated amount based on actual company results (but calculated using target for purposes of the table above) for the 2014 – 2016 LTIP performance period.

(3)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Messrs. Hughes, Maruster, Rissman and Serianni, this includes the employer contributions to the DCP made on the executive’s behalf that will be paid to the executive upon the executive’s disability and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

Without Cause by Republic or by Mr. Slager for Good Reason

Severance

•	For Mr. Slager, continued base salary for three years.

•	For Messrs. Maruster, Rissman and Serianni, continued base salary for two years.

•	For Mr. Hughes, continued base salary for one year.

Equity

•	For Mr. Slager, immediate vesting of all outstanding equity that would otherwise vest in the year of termination; stock options remain exercisable for the lesser of three years from the termination date or the remaining term of the option.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, continued vesting of all outstanding equity for up to one year following termination; vested stock options are exercisable for up to one year following termination, but not beyond the original term.

•	For all NEOs, prorated vesting in portion of earned PSUs.

Cash Incentive Awards

•	For Mr. Slager, all annual cash and LTIP incentive awards shall vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual company performance.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, all annual cash incentive awards shall vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual company performance; the right to receive an award for any outstanding LTIP performance period is forfeited.

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

Other

•	Base salary earned, but not yet paid, and unused vacation.

•	Continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; Messrs. Maruster, Rissman and Serianni — up to two years; and Mr. Hughes — up to one year.

•	For Mr. Slager, outplacement services for up to one year, with such benefit not to exceed $50,000.

68     Republic Services, Inc. 2016 Proxy Statement

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Post-Employment Compensation — Termination without Cause by the Company or by the Executive for Good Reason

Name	Severance	Stock Awards(1)	Option Awards(1)	Non Equity Incentive Plan Compensation(2)	Deferred Compensation Payment(3)	Other Payments(4)	Total Compensation Payable
Donald W. Slager	$3,300,000	$1,302,910	$—	$4,478,125	$3,454,968	$50,000	$12,586,003
Jeffrey A. Hughes(5)	475,000	614,863	501,521	712,500	623,704	—	2,827,588
Robert A. Maruster(5)	1,150,000	496,736	38,635	862,500	64,987	—	2,612,858
Michael P Rissman(5)	950,000	909,376	501,521	712,500	672,801	—	3,646,198
Charles F. Serianni(5)	950,000	412,905	85,156	712,500	659,682	—	2,720,243
(1)	Under his employment agreement, Mr. Slager would receive immediate vesting of outstanding RSUs and stock options that would otherwise vest in the year of termination. Because his termination is deemed to have occurred on December 31, 2015, for purposes of this table, no outstanding RSUs or stock options would vest in connection with such termination. For each of the NEOs, Stock Awards include amounts for prorated vesting in a portion of earned PSUs.

(2)	For Mr. Slager, amounts include his actual 2015 annual cash incentive award, his actual LTIP award for the 2013 — 2015 performance period, and a prorated amount based on actual company results (but calculated using target for purposes of the table above) for the 2014 — 2016 LTIP performance period. For Messrs. Hughes, Maruster, Rissman and Serianni, the amount in this column reflects the actual award for the 2015 annual cash incentive award.

(3)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Messrs. Hughes, Maruster, Rissman and Serianni, this includes the employer contributions to the DCP made on the executive’s behalf that will be paid to the executive upon the executive’s termination without cause and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

(4)	The amount is for outplacement services.

(5)	Absent a change in control, no NEO other than Mr. Slager may terminate for “good reason,” and the consideration described above would only be provided in the event of a termination by the company without cause.

Without Cause by the Company or by the Executive for Good Reason — Change in Control

The payments described below, which do not take into consideration any reduction in severance benefits that may be required due to the applicable employment agreement or the Separation Policy, apply in the case of a covered termination if the termination occurs within six months before or two years following a change in control for Mr. Slager, or within one year following a change in control for Messrs. Hughes, Maruster, Rissman and Serianni.

Severance

•	For Mr. Slager, a lump sum payment equal to three times the sum of base salary and annual cash and LTIP incentive awards, based on the target award amounts for the performance periods ending in the year prior to the year of termination, payable within six months following his termination of employment.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, a lump sum payment in the amount of two times the sum of the current base salary and the target annual cash incentive award for the year in which termination occurs, payable within six months following termination.

Equity

•	For Mr. Slager, immediate vesting of all outstanding equity and continued exercisability of vested options for the lesser of three years from the termination date or the remaining term of the option. All performance share awards outstanding as of his termination date vest and become payable at target and without proration.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, immediate vesting of all outstanding equity and continued exercisability of vested options for up to one year following termination, but not beyond the original term. All performance share awards outstanding as of the change in control vest and become payable at target.

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Executive Compensation

Cash Incentive Awards

•	All annual cash and LTIP incentive awards outstanding as of the change in control vest and become payable at target no later than ten days following the change in control.

•	For Mr. Slager, all annual cash incentive awards for performance periods commencing after the change in control vest and become payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period; all LTIP incentive awards outstanding as of his termination date vest and become payable at target and without proration.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, all LTIP incentive awards for performance periods commencing after the change in control vest and become payable at target.

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

Other

•	Base salary earned, but not yet paid, and unused vacation.

•	Continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; Messrs. Maruster, Rissman and Serianni — up to two years; and Mr. Hughes — up to one year.

•	For Mr. Slager, outplacement services for up to one year, with such benefit not to exceed $50,000.

Post-Employment Compensation — Termination without Cause by the Company or by the Executive for Good Reason — Change in Control(1)

Name	Severance	Stock Awards(2)	Option Awards	Non Equity Incentive Plan Compensation(3)	Deferred Compensation Payment(4)	Other Payments(5)	Total Compensation Payable
Donald W. Slager	$9,750,000	$12,271,582	$3,550,395	$3,775,000	$3,454,968	$50,000	$32,851,945
Jeffrey A. Hughes	1,710,000	1,713,058	887,623	880,000	523,704	—	5,714,385
Robert A. Maruster	2,070,000	2,047,515	115,906	1,210,000	64,987	—	5,508,408
Michael P. Rissman	1,710,000	2,235,000	887,623	880,000	572,801	—	6,285,424
Charles F. Serianni	1,710,000	1,381,726	159,168	836,000	559,682	—	4,646,576
(1)	The payments set forth in this table assume a change in control occurring on December 31, 2015.

(2)	Amounts reflect target 2015 PSU award and immediate vesting of outstanding stock option and RSU awards.

(3)	Amounts reflect target 2015 annual cash incentive awards and LTIP awards for each of the 2013 – 2015 and 2014 – 2016 performance periods.

(4)	For Mr. Slager, includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Messrs. Hughes, Maruster, Rissman and Serianni, includes the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

(5)	For Mr. Slager, the amount is for outplacement services.

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Executive Compensation

Retirement (upon satisfying Republic’s definition of “retirement age” and notice provisions)

Equity

•	For all NEOs, immediate vesting of all outstanding equity; stock options remain exercisable for the lesser of three years from the retirement date or the remaining term of the option.

•	Vest in full number of earned PSUs.

Cash Incentive Awards

•	All annual cash and LTIP incentive awards vest and become payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable following the end of the performance period.

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

Other

•	Base salary earned, but not yet paid, and unused vacation.

•	Continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; and Messrs. Hughes, Maruster, Rissman and Serianni — in accordance with our benefit continuation policy under COBRA.

Post-Employment Compensation – Retirement(1)

Name	Severance	Stock Awards(2)	Option Awards(2)	Non Equity Incentive Plan Compensation(3)	Deferred Compensation Payment(4)	Total Compensation Payable
Jeffrey A. Hughes	$—	$1,713,058	$887,623	$1,129,167	$523,704	$4,253,552
(1)	As of December 31, 2015, Mr. Hughes was eligible for early retirement. In the event of early retirement, payment of the amount shown in the Non Equity Incentive Plan Compensation column requires approval by the Board. No other NEO was eligible for early or normal retirement as of December 31, 2015.

(2)	Amount reflects vesting in full number of earned PSUs and immediate vesting of outstanding stock option and RSU awards upon retirement.

(3)	Amounts include Mr. Hughes’ actual annual cash incentive award for 2015, actual LTIP award for the 2013 – 2015 performance period, and a prorated amount based on actual results (but calculated using target for purposes of the table above) for the 2014 – 2016 LTIP performance period.

(4)	This amount includes the employer contributions to the DCP made on the executive’s behalf that will be paid to the executive, and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

For Cause by the Company or Without Good Reason by the Executive

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit.

•	For Mr. Hughes, payment of the employer contributions to the DCP made on his behalf and earnings on those amounts.

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Executive Compensation

Other

•	Base salary earned, but not yet paid, and unused vacation.

•	For Mr. Slager, for termination other than for cause, continued coverage under certain welfare plans until he becomes eligible for benefits from another employer or the government.

•	For Messrs. Serianni, Maruster and Rissman — continued coverage under certain welfare plans in accordance with our benefit continuation policy under COBRA.

In each circumstance above in which Mr. Slager is entitled to continued welfare coverage, the actuarial value of the benefit was approximately $400,000 as of December 31, 2015. However, as noted above, the benefit continues only to the extent Mr. Slager does not become eligible for benefits from a third party. As a result, the actual benefit could be zero.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have a written Related Party Transactions Policy that stipulates that any transaction for which disclosure is required under Item 404 of Regulation S-K (an “S-K Transaction”) be approved by both our CEO and the Audit Committee. Generally speaking, an S-K Transaction is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which Republic is a participant, the amount involved exceeds $120,000 in the aggregate, and a director, director nominee, executive officer, 5% shareholder, or immediate family member of any of the foregoing has a material interest in the transaction. The related party must disclose in writing to the Chief Legal Officer the material facts of the proposed S-K Transaction and the Chief Legal Officer (or designee) will then submit the written disclosure to the CEO and the Audit Committee for approval. If the proposed S-K Transaction involves the Chief Legal Officer, the written disclosure must be provided to the CEO. As part of its due diligence, the Audit Committee will review and determine, with the advice and assistance of such advisors as it deems appropriate, whether the S-K Transaction would present an improper conflict of interest. In making this determination, the Audit Committee may consider the following factors, among others: (1) whether the transaction terms are at least as favorable to us as those that could be obtained in a transaction between us and an unrelated party; (2) whether there are any compelling business reasons for us to enter into the transaction; and (3) whether the transaction would impair the independence of an otherwise independent director.

We had no S-K Transactions during the year ended December 31, 2015.

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PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related SEC rules, we are asking our shareholders to cast a vote to approve the compensation of our NEOs. This proposal, commonly referred to as a “say-on-pay” proposal, gives you the opportunity to approve, not approve or abstain from voting on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation principles, policies and practices described in this proxy statement. Section 14A requires that we submit a proposal to shareholders similar to this one at least every three years. Based on the recommendation of our shareholders, we intend to submit a proposal similar to this one to our shareholders every year.

In considering your vote, you should review with care the information regarding our NEOs’ compensation appearing under the caption “Executive Compensation” on pages 31 through 72, including the CD&A beginning on page 31.

We have designed our executive compensation program to attract and retain our executives and to motivate them to increase shareholder value on both an annual and a longer-term basis primarily by improving our earnings and return on invested capital and generating increasing levels of free cash flow. The Compensation Committee believes our executive compensation program reflects a strong pay-for-performance philosophy and drives the alignment of shareholder and management interests.

Accordingly, we are submitting the following resolution for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Republic approve, on an advisory basis, the compensation of Republic’s NEOs as disclosed in the Proxy Statement for the 2016 Annual Meeting under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other tables and narrative disclosures set forth thereunder.”

This vote is an advisory vote only, and the result will not be binding on us. Although the vote is non-binding, the Compensation Committee values shareholders’ opinions. Accordingly, the Compensation Committee will review the results of voting on this proposal, seek to determine the cause or causes of any significant negative voting results and consider those matters when making future NEO compensation decisions.

The Board recommends a vote “FOR” approval of the compensation of our NEOs.

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PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. This selection will be presented to the shareholders for ratification at the Annual Meeting. Ernst & Young LLP has been serving in this capacity since June 2002. If the shareholders do not ratify the appointment of Ernst & Young LLP, our Audit Committee may reconsider the selection of independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

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PROPOSAL 4

PROPOSAL TO APPROVE A PROXY ACCESS BYLAW

Proxy access would allow eligible shareholders to include their own nominees for director in our proxy materials for an annual meeting of shareholders, along with the candidates nominated by the Board.

The background of this proposal dates back to last year’s Annual Meeting of Shareholders. In connection with that meeting, one of our shareholders, the Comptroller of the City of New York, Scott M. Stringer (the “Comptroller”), submitted a non-binding shareholder proposal on behalf of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Board of Education Retirement System. That proposal sought an advisory vote of our shareholders at the 2015 Annual Meeting as to whether the Board should adopt a proxy access bylaw and present it for shareholder approval at the 2016 Annual Meeting. The advisory proposal received the support of approximately 89% of the votes cast (excluding broker non-votes) by our shareholders at the 2015 Annual Meeting. Accordingly, the Board now presents this proposal for amendment of the Company’s bylaws to implement proxy access.

The Board considered the expressed interest of shareholders in designing the details of the proposed proxy access bylaw amendment. Republic has an active shareholder outreach program and regularly interacts with shareholders on a number of matters, including governance issues. The Governance Committee and the Board carefully consider feedback received from shareholders on governance issues. In the fall of 2015, members of the Board (our Chairman of the Board and a member of the Governance Committee) and our senior management team spoke with a number of our largest shareholders to assess their views on, among other things, proxy access.

The Governance Committee and the Board considered all of the feedback from our shareholders, as well as additional information from our outside advisors, in developing the proxy access bylaw proposed in this proxy statement. On February 10, 2016, the Board adopted, subject to shareholder approval, an amendment to our bylaws to implement proxy access as described in this proposal.

The Board believes that the proxy access bylaw proposed includes provisions designed to provide meaningful rights of proxy access consistent with the Comptroller’s proposal while protecting all shareholders by reducing some risks of possible abuse.

Description of the Proxy Access Bylaw

The description of the proxy access bylaw in this proxy statement is qualified in its entirety by reference to the full text of the bylaw, which is attached to this proxy statement as Appendix A. You should read Appendix A in its entirety before making a decision as to how to vote your shares. If the proxy access bylaw is approved by our shareholders, the bylaw (together with conforming changes elsewhere in the bylaws) will become immediately effective.

Eligibility of Shareholders to Nominate Directors; Counting of Related Funds

Any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% of the shares of our outstanding common stock for at least the previous three years would be permitted to include up to 25% of the number of director nominees in our proxy materials for our annual meeting of shareholders. Two or more funds that are (1) under common management and investment control, or (2) under common management and funded primarily by a single employer or (3) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, would be treated as one shareholder for the purpose of determining the aggregate number of shareholders.

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Proposal 4 – Proposal to Approve a Proxy Access Bylaw

Calculation of Qualifying Ownership

To ensure that the interests of shareholders seeking to include director nominees in our proxy materials are aligned with those of other shareholders, a nominating shareholder would be deemed to own only those shares of our common stock as to which the shareholder possesses both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in (including the opportunity for profit from and risk of loss on) the shares. A shareholder’s ownership of shares would be deemed to continue during any period in which: (x) the shareholder has loaned the shares, provided that the shareholder at all times retains the economic risk of loss of the shares and has the power to recall the loaned shares without condition on five business days’ notice; or (y) the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the shareholder. A shareholder would be deemed to own shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares.

The following shares would not count as owned shares for purposes of the proxy access bylaw:

•	shares sold by the shareholder or any of the shareholder’s affiliates in any transaction that has not been settled or closed;

•	shares borrowed by the shareholder or any of the shareholder’s affiliates for any purposes or purchased by the shareholder or any of the shareholder’s affiliates pursuant to an agreement to resell; or

•	shares subject to any option, warrant, forward contract, swap, contract of sale or other derivative or similar agreement entered into by the shareholder or any of its affiliates, in any such case which instrument or agreement has or is intended to have the purpose or effect of (1) reducing in any manner the shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares, or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of the shares.

Number of Shareholder-Nominated Candidates

Subject to certain exceptions, the maximum number of candidates nominated by all eligible shareholders that we would be required to include in our proxy materials is 25% of the total number of members of our Board as of the Final Proxy Access Nomination Date (as defined below). If the 25% calculation does not result in a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 25%. Any shareholder-nominated candidate who is either subsequently withdrawn or disqualified or included by the Board in Republic’s proxy materials as a Board-nominated candidate would be counted against the nominee limit.

Procedure for Electing Candidates if Nominee Limit Exceeded

If the number of shareholder-nominated candidates exceeds the nominee limit, each nominating shareholder will select one proposed nominee for inclusion in our proxy materials, beginning with the nominating shareholder with the largest qualifying ownership and proceeding through the list of nominating shareholders in descending order of qualifying ownership, until the nominee limit is reached.

Nominating Procedures

To provide adequate time to assess shareholder-nominated candidates, requests to include these candidates in our proxy materials would be required to be delivered or mailed and received at our principal executive offices no earlier than 150 days and no later than 120 days (the “Final Proxy Access Nomination Date”) before the anniversary of the date that we issued our proxy statement for the previous year’s annual meeting of shareholders.

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Proposal 4 – Proposal to Approve a Proxy Access Bylaw

Information Required of All Nominating Shareholders

Each shareholder seeking to include a director nominee in our proxy materials would be required to provide us certain information, including:

•	verification of the shareholder’s ownership of shares of our common stock as of the date of the submission of the nomination and continuous qualifying ownership through the record date for the annual meeting;

•	a copy of the shareholder’s notice on Schedule 14N that has been filed with the SEC;

•	information regarding the shareholder nominee that is required to be disclosed in the proxy statement;

•	the written consent of the shareholder nominee to (1) being named in our proxy materials, (2) serving as a director, if elected, and (3) the public disclosure of information about the nominee that has been provided to us; and

•	certain information regarding the nominating shareholder.

Nominating shareholders also would be required to make certain representations to and agreements with us, including:

•	lack of intent to change or influence control of Republic;

•	intent to maintain qualifying ownership through the annual meeting date;

•	refraining from nominating any person for election to the Board other than the shareholder’s nominees submitted through the proxy access process;

•	intent to be present in person or by proxy to submit the shareholder’s nomination at the annual meeting;

•	engaging or participating only in the solicitation of the shareholder’s nominees or Board nominees;

•	not distributing any form of proxy for the annual meeting other than the form distributed by Republic;

•	complying with solicitation rules and assuming liabilities related to and indemnifying us against losses arising out of the nomination;

•	the accuracy and completeness of all facts, statements and other information provided to us; and

•	recalling any outstanding shares that have been loaned to another person by or on behalf of the shareholder that are to be counted for purposes of determining the shareholder’s qualifying ownership and eligibility to nominate directors, upon being notified that any of the shareholder’s nominees will be included in our proxy materials.

Information Required of All Shareholder Nominees

Each shareholder nominee would be required to execute a written representation and agreement that the nominee:

•	understands his or her duties as a director under the Delaware General Corporation Law (the “DGCL”);

•	is not and will not become a party to any agreement or understanding with any person or entity as to how the nominee will act or vote on any issue if elected as a director;

•	is not and will not become a party to any agreement or understanding with any person or entity other than Republic with respect to any direct or indirect compensation, reimbursement or indemnification in connection with the nominee’s candidacy for director that has not been disclosed to Republic;

•	is not and will not become a party to any agreement or understanding with any person or entity other than Republic with respect to any direct or indirect compensation, reimbursement or indemnification in connection with the nominee’s service as a director;

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Proposal 4 – Proposal to Approve a Proxy Access Bylaw

•	if elected as a director, will comply with all applicable laws and stock exchange listing standards and our policies and guidelines applicable to directors;

•	will provide facts and other information in all communications with us and our shareholders that are true and correct in all material respects and do not omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading; and

•	will act as a representative of all Republic shareholders while serving as a director.

Shareholder nominees also would be required to submit completed and signed questionnaires required of our directors and officers, and provide any additional information required for the Board’s independence evaluation and determination.

Exclusion of Shareholder Nominees

We would not be required to include a shareholder nominee in our proxy materials if:

•	the shareholder who has nominated such nominee has engaged or is engaging in, or has been or is a participant in another person’s, solicitation in support of the election of any individual as a director at the annual meeting other than its shareholder nominee(s) or a nominee of the Board;

•	the nominee is or becomes a party to any agreement or understanding with any person or entity other than Republic with respect to any direct or indirect compensation, reimbursement or indemnification in connection with the nominee’s candidacy for director or service that the nominee does not promptly disclose to Republic;

•	the nominee is or becomes a party to any agreement or understanding with any person or entity other than Republic with respect to any direct or indirect compensation, reimbursement or indemnification in connection with the nominee’s service as a director;

•	the nominee is not independent, as determined by the Board;

•	the nominee’s election to the Board would cause us to violate our bylaws, certificate of incorporation or corporate governance guidelines, the rules and listing standards of the New York Stock Exchange, or any applicable state or federal law, rule or regulation;

•	the nominee is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

•	the nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years;

•	the nominee or the nominating shareholder provides us information in respect of the nomination that was untrue in any material respect or omitted to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, as determined by the Board or any committee thereof;

•	the nominating shareholder or the nominee fails to comply with its obligations under the proxy access bylaw; or

•	the nomine is subject to any order of the type specified in Rule 506(d) of Regulation D.

The Board or the chairman of the annual meeting would declare a director nomination by a shareholder to be defective, and such nomination would be disregarded, if (1) the director nominee or the shareholder breaches any of their respective obligations under the proxy access bylaw or (2) the shareholder (or a qualified representative thereof) does not appear at the annual meeting in person or by proxy to present the nomination.

Future Disqualification of Shareholder Nominees

Any shareholder nominee who is included in our proxy materials but either (1) withdraws from or becomes ineligible for election at the annual meeting or (2) does not receive at least 25% of the votes cast in favor of the nominee’s election would be ineligible to be a shareholder nominee under the proxy access bylaw for the following two annual meetings.

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Proposal 4 – Proposal to Approve a Proxy Access Bylaw

Supporting Statement

Nominating shareholders would be permitted to include in our proxy statement for the applicable annual meeting a 500-word statement in support of their nominee(s). We may omit from our proxy statement any information or statement that we, in good faith, believe would violate any applicable law or regulation.

The Board recommends a vote “FOR” approval of the proxy access bylaw.

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PROPOSAL 5

PROPOSAL TO APPROVE AN EXCLUSIVE FORUM BYLAW

On February 10, 2016 the Board adopted, subject to shareholder approval, an amendment to our bylaws to specify that the sole and exclusive forum for certain court actions involving Republic shall be the Court of Chancery of the State of Delaware (the “Chancery Court”) (or certain other courts if such court lacks jurisdiction), unless we consent in writing to the selection of an alternative forum. The following actions and proceedings would be subject to the exclusive forum bylaw:

•	any derivative action or proceeding brought on behalf of Republic;

•	any action asserting a claim of breach of a fiduciary duty owed by any director, officer, shareholder, employee or agent of Republic to Republic or its shareholders;

•	any action asserting a claim against Republic or any director, officer, shareholder, employee or agent of Republic arising out of or related to any provision of the Delaware General Corporation Law (the “DGCL”) or our certificate of incorporation or bylaws or as to which the DGCL confers jurisdiction upon the Chancery Court;

•	any action asserting a claim governed by the internal affairs doctrine; and

•	any other action to assert a claim against Republic or any director, officer, shareholder, employee or agent of Republic that constitutes an “internal corporate claim” as defined by Section 115 of the DGCL.

The exclusive forum bylaw would apply in each such case regardless of whether the action or proceeding is based on common law, statutory, equitable, legal or other grounds. This would include any action brought by a beneficial owner of our shares. Under the exclusive forum bylaw, any person or entity purchasing, otherwise acquiring or retaining any interest in our shares would be deemed to have notice of and to have consent to the provisions of the exclusive forum bylaw.

The description of the exclusive forum bylaw in this proxy statement is qualified in its entirety by reference to the full text of the bylaw, which is attached to this proxy statement as Appendix B. You should read Appendix B in its entirety before making a decision as to how to vote your shares. If the exclusive forum bylaw is approved by our shareholders, we will amend and restate our bylaws to include it.

Reasons for Exclusive Forum Bylaw

The Board believes that the exclusive forum bylaw is in the best interests of shareholders because it would assist Republic with providing a streamlined, efficient and organized process for resolution of certain intra-corporate disputes. The exclusive forum bylaw would help to avoid multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware that governs most such disputes.

The exclusive forum bylaw would benefit Republic and all its shareholders by improving the predictability and efficiency of litigation. Selecting a single forum for certain types of intra-corporate disputes would reduce the risk that Republic could be forced to waste resources defending against duplicative suits in multiple jurisdictions. It should also reduce the risk of being subject to inconsistent rulings. The Board believes that the Chancery Court is best suited to address such intra-corporate disputes because Republic is incorporated in Delaware and the Chancery Court has a well-developed body of case law, deep experience, special expertise and streamlined procedures when resolving complex corporate issues under Delaware law. This would provide Republic and its shareholders with more predictability regarding the outcome of intra-corporate disputes and could limit the time, cost, and uncertainty of litigation for all parties.

The proposed bylaw would not restrict the ability of any shareholder to bring claims against Republic, or the remedies available if such claims are ultimately successful. The bylaw would only regulate the forum where

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Proposal 5 – Proposal to Approve an Exclusive Forum Bylaw

shareholders may file claims relating to the specified intra-corporate disputes. Also, the exclusive forum bylaw would allow Republic to consent to the selection of an alternative forum if that other forum is in the best interests of its shareholders as a whole.

The Board is aware that certain constituencies do not support an exclusive forum bylaw unless a company can show that it already has suffered material harm as a result of multiple shareholder suits filed in different jurisdictions regarding the same matter. The Board respectfully disagrees with this view, believing that it is more prudent and in the best interest of shareholders to close the proverbial barn door before the horse escapes. In looking at the experiences of other companies, the Board is aware of the risk that some individual shareholders (or their attorneys) will use the opportunity to bring suit in multiple jurisdictions to gain procedural leverage to extract a benefit for the individual to the detriment of the shareholders as a whole. The Board notes the recent increase in shareholder litigation over proxy statement disclosures that threatens to delay or prevent a shareholder meeting at significant cost to the company and to the rights of other shareholders. These cases frequently have been filed in a state other than the defendant company’s home state, or in multiple states by multiple lawyers, forcing one or more courts generally less familiar with the relevant laws to interpret and apply those laws, often under a very tight time frame.

The Board recommends a vote “FOR” approval of the exclusive forum bylaw.

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EXPENSES OF SOLICITATIONS

Republic will bear the cost of soliciting proxies. In addition to solicitations by mail, our regular employees may solicit proxies in person or by telephone without additional compensation. We will pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, we have engaged Georgeson LLC to help in the solicitation of proxies for a fee of approximately $10,000 plus associated costs and expenses.

MISCELLANEOUS MATTERS

Our Annual Report on Form 10-K covering the fiscal year ended December 31, 2015 is included with this proxy statement. It contains financial and other information about us, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide upon written request, without charge, to each shareholder of record as of the Record Date a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. Our Annual Report on Form 10-K and exhibits thereto also are available on our website at www.republicservices.com or at the SEC’s website at www.sec.gov.

Any shareholder who wishes to present a proposal for action at our next annual meeting of shareholders, presently scheduled for May 2017, or who wishes to nominate a candidate for our Board, must submit such proposal or nomination in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. The proposal or nomination should comply with the time period and information requirements as set forth in our bylaws relating to shareholder business or shareholder nominations, as applicable. Shareholders interested in submitting a proposal for inclusion in the proxy statement for the 2017 annual meeting of shareholders may do so by following the procedures prescribed in our bylaws and in accordance with the applicable rules under the Exchange Act. Shareholder proposals must be received by our Corporate Secretary at the above address:

•	No later than December 4, 2016, if the proposal is submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act; or

•	Between January 15, 2017 and February 14, 2017, if the proposal is submitted under our bylaws, in which case we are not required to include the proposal in our proxy materials.

You are again invited to attend the Annual Meeting. We will hold the Annual Meeting at 10:30 a.m., local time, on Friday, May 6, 2016 at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260. Directions to the hotel from the Phoenix airport are as follows: Exit the airport east on Loop 202. Merge onto North Loop 101. Continue north to the Princess Exit, exit and turn left. Make a left onto Perimeter Drive and the hotel is on the right.

Other than the items described herein, management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in our best interest. We have prepared the accompanying form of proxy at the Board’s direction and provide it to you at the Board’s request. Your Board has designated the proxies named therein.

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APPENDIX A

PROPOSED PROXY ACCESS BYLAW

Section 2.14. Proxy Access.

(a) Information Included in Proxy Materials. Subject to the provisions of this Section 2.14, whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, the Corporation shall include in its proxy statement for such meeting, in addition to any persons nominated for election by the Board of Directors or any committee thereof, the name of, together with the Required Information (as defined below) for, any person nominated for election (a “Stockholder Nominee”) to the Board of Directors by a stockholder or group of no more than 20 stockholders that (1) satisfies the requirements of this Section 2.14 (an “Eligible Stockholder”) and (2) expressly requests in the notice required by this Section 2.14 (the “Notice of Proxy Access Nomination”) to have the Stockholder Nominee included in the Corporation’s proxy materials pursuant to this Section 2.14. Two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended (such funds together under each of clauses (i), (ii) or (iii) comprising a “Qualifying Fund”) shall be treated as one stockholder for the purpose of determining the aggregate number of stockholders in this Section 2.14, provided that each fund comprising a Qualifying Fund otherwise meets the requirements set forth in this Section 2.14. The Corporation shall also include the name of any such Stockholder Nominee on the form of proxy for such annual meeting, subject to the provisions of this Section 2.14. For purposes of this Section 2.14, the “Required Information” that the Corporation shall include in its proxy statement is the information provided by the Eligible Stockholder to the Secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act, and if the Eligible Stockholder so elects, a written statement, not to exceed 500 words, in support of the Stockholder Nominee(s)’ candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 2.14, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation. Notwithstanding anything to the contrary contained in this Section 2.14, the Corporation shall not be required pursuant to this Section 2.14 to include any information regarding a Stockholder Nominee in its proxy materials for any meeting of stockholders for which any person is engaging in a solicitation within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at such meeting other than Stockholder Nominees or nominees of the Board of Directors.

(b) Stockholder Nominee Notice Period. The Corporation shall only be required to include information regarding a Stockholder Nominee in its proxy materials with respect to an annual meeting of stockholders if the Notice of Proxy Access Nomination relating to the Stockholder Nominee is delivered to, or mailed to and received by, the Secretary of the Corporation no earlier than 150 days and no later than 120 days (the “Final Proxy Access Nomination Date”) before the anniversary of the date that the Corporation issued its proxy statement for the previous year’s annual meeting of stockholders; provided, however, that if the Corporation did not hold an annual meeting during the previous year, or if the date of the annual meeting has changed by more than 30 calendar days from the previous year, then the Eligible Stockholder must deliver the Notice of Proxy Access Nomination to the Corporation a reasonable time before the Corporation issues its proxy materials, as specified by the Corporation in a Current Report on Form 8-K filed pursuant to Item 5.08. In no event shall the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination pursuant to this Section 2.14.

(c) Maximum Number of Stockholder Nominees. The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that the Corporation shall be required to include in its proxy materials with respect to an annual meeting of stockholders shall not exceed 25% of the total number of members of the Corporation’s Board of Directors as of the Final Proxy Access Nomination Date, or if such amount is not a

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whole number, the closest whole number below 25% (the “Nominee Limit”); provided, however, that the Nominee Limit shall be reduced, but not below zero, by the number of such director candidates for which the Corporation shall have received one or more valid notices that a stockholder (other than an Eligible Stockholder) intends to nominate director candidates at such applicable annual meeting of Stockholders pursuant to Section 2.12 of these Bylaws; provided, further that if one or more vacancies occur on the Corporation’s Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors reduces the size of the board in connection therewith, the Nominee Limit shall be calculated based on the reduced number of directors. For purposes of determining when the Nominee Limit provided for in this Section 2.14(c) has been reached, each of the following persons shall be counted as one of the Stockholder Nominees: (1) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.14 who is subsequently withdrawn, (2) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.14 who is subsequently nominated by the Board of Directors as a Board of Directors nominee for election as a director, and (3) any director in office as of the Final Proxy Access Nomination Date who was included in the Corporation’s proxy materials as a Stockholder Nominee for either of the two preceding annual meetings of stockholders (including any individual counted as a Stockholder Nominee pursuant to the immediately preceding clause (2)) and whom the Board of Directors decides to nominate for re-election to the Board of Directors. Any Eligible Stockholder that submits more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials in the event that the total number of Stockholder Nominees submitted by Eligible Stockholders exceeds the Nominee Limit. If the number of Stockholder Nominees submitted by Eligible Stockholders exceeds the Nominee Limit, the highest ranked Stockholder Nominee who meets the requirements of this Section 2.14 of each Eligible Stockholder will be included in the Corporation’s proxy materials proceeding in order of the amount (largest to smallest) of the voting power of shares of the capital stock of the Corporation that each Eligible Stockholder owns for purposes of this Section 2.14 until the Nominee Limit is reached. If the Nominee Limit is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 2.14 from each Eligible Stockholder has been selected for inclusion in the Corporation’s proxy materials, this process shall be repeated until the Nominee Limit is reached.

(d) Withholding or Removal of Stockholder Nominees from Proxy Materials. If a Stockholder Nominee or an Eligible Stockholder fails to continue to meet the requirements of this Section 2.14 or if a Stockholder Nominee withdraws, dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a director prior to the annual meeting: (1) the Corporation may, to the extent feasible, withhold or remove the name of the applicable Stockholder Nominee and the Statement from its proxy statement, withhold or remove the name of the Stockholder Nominee from its form of proxy and/or otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be eligible for nomination at the annual meeting; and (2) the applicable Eligible Stockholder may not name another Stockholder Nominee or, subsequent to the last day on which a stockholder’s notice of an intent to make a nomination would be timely, otherwise cure in any way any defect preventing the nomination of the Stockholder Nominee identified in the notice provided pursuant to this Section 2.14.

(e) Determination of Ownership. For purposes of this Section 2.14, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of capital stock of the Corporation as to which the stockholder possesses both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (A) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, (B) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of

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outstanding common shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or affiliate. A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which (x) the stockholder has loaned such shares, provided that the stockholder at all times retains the economic risk of loss of such shares and has the power to recall such loaned shares without condition on five business days’ notice; or (y) the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. For purposes of this Section 2.14, the terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding common shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof. For purposes of this Section 2.14, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(f) Ownership Requirements. To make a nomination pursuant to this Section 2.14, an Eligible Stockholder (1) must own (as defined in Section 2.14(e)) at least three percent of the voting power entitled to vote generally in the election of directors (the “Required Ownership Percentage”) of the outstanding shares of capital stock of the Corporation (the “Required Shares”), continuously for at least three years (the “Minimum Holding Period”) as of both the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary of the Corporation and the record date for determining the stockholders entitled to vote at the annual meeting and (2) must continue to own the Required Shares through the date of the annual meeting.

(g) Information Required in Notice of Proxy Access Nomination. An Eligible Stockholder (including each member of any group of stockholders, each fund comprising a Qualifying Fund and/or each beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder) must provide the following information in writing to the Secretary of the Corporation within the time period specified in Section 2.14(b) for delivering the Notice of Proxy Access Nomination:

(1) one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares;

(2) the Eligible Stockholder’s agreement to provide, within five business days after the record date for the annual meeting, written statements from such record holder, and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;

(3) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(4) (a) the name, age, principal occupation or employment and business address and residence address of each Stockholder Nominee submitted by the Eligible Stockholder, (b) the class and number of shares of capital stock of the Corporation owned by each such Stockholder Nominee, including shares beneficially owned and shares held of record, and (c) any other information relating to each such Stockholder Nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(5) a written representation and agreement executed by each Stockholder Nominee submitted by the Eligible Stockholder acknowledging that the Stockholder Nominee (a) understands his or her duties as a

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director under the General Corporation Law and agrees to act in accordance with those duties while serving as a director, (b) is not and shall not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Stockholder Nominee, if elected as a director of the Corporation, will act or vote as a director on any issue or question, (c) is not and shall not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such Stockholder Nominee’s candidacy for director of the Corporation that has not been disclosed to the Corporation or any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such Stockholder Nominee’s service or action as a director of the Corporation, (d) if elected as a director of the Corporation, shall comply with all applicable laws and stock exchange listing standards and the Corporation’s policies and guidelines applicable to directors, including all corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Corporation, (e) shall provide facts, statements and other information in all communications with the Corporation and its stockholders that are or shall be true and correct in all material respects and do not and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (f) will act as a representative of all stockholders of the Company while serving as a director;

(6) the written consent of each Stockholder Nominee submitted by the Eligible Stockholder to (a) be named in the proxy materials as a nominee, (b) serve as a director if elected and (c) the public disclosure of the information provided pursuant to Section 2.14(g)(4);

(7) with respect to the Eligible Stockholder (including each member of any group of stockholders, each fund comprising a Qualifying Fund and/or each beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder) providing the Notice of Proxy Access Nomination:

(A) the name and address of the Eligible Stockholder (including each member of any group of stockholders, each fund comprising a Qualifying Fund and/or each beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder);

(B) the class and number of shares of capital stock of the Corporation owned (as defined in Section 2.14(e)) of record by the Eligible Stockholder or its affiliates as of the date of the Notice of Proxy Access Nomination, and the Eligible Stockholder’s agreement that it shall notify the Corporation in writing within five business days after the record date for the annual meeting of the class and number of shares of capital stock of the Corporation owned by the Eligible Stockholder as of the record date for the annual meeting;

(C) a written statement from each nominee holder of shares of capital stock of the Corporation owned beneficially but not of record by the Eligible Stockholder or its affiliates stating the number of such shares of capital stock of the Corporation held by such nominee holder, and the nominee holder’s agreement that it shall notify the Corporation in writing within five business days after the record date for the annual meeting of the class and number of shares of capital stock of the Corporation owned beneficially but not of record by the Eligible Stockholder and the number of such shares of capital stock of the Corporation held by such nominee holder as of the record date for the annual meeting;

(D) a representation that the Eligible Stockholder intends to be present in person or by proxy at the annual meeting to present its nomination of the Stockholder Nominee;

(E) a description of any agreement, arrangement or understanding (whether or not in writing) with respect to the nomination between such Eligible Stockholder and any other person, including, without limitation, any agreements that would be required to be described or reported pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the Eligible Stockholder), and the Eligible Stockholder’s

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agreement that it shall notify the Corporation in writing within five business days after the record date for the annual meeting of any such agreement, arrangement or understanding in effect as of the record date for the annual meeting;

(F) a description of any derivative instrument, swap, option, warrant, short interest, hedge or profit interest that has been entered into by or on behalf of such Eligible Stockholder with respect to any shares of capital stock of the Corporation (including the notional number of shares that are the subject thereof) and a description of any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of capital stock) that has been made by or on behalf of such Eligible Stockholder, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of stock price changes for, such Eligible Stockholder or to increase or decrease the voting power or pecuniary or economic interest of such Eligible Stockholder with respect to capital stock of the Corporation (including the notional number of shares that are the subject of such transaction, agreement, arrangement or understanding), and the Eligible Stockholder’s agreement that it shall notify the Corporation in writing within five business days after the record date for the annual meeting of any such transaction, agreement, arrangement or understanding in effect as of the record date for the annual meeting;

(G) any other information relating to the Eligible Stockholder that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder;

(H) the written consent of such Eligible Stockholder to the public disclosure of the information provided pursuant to this Section 2.14(g)(7);

(I) in the case of a nomination by a group of stockholders who together constitute an Eligible Stockholder, the designation by all group members (including each member of any group of stockholders, each fund comprising a Qualifying Fund and/or each beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder) of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(J) in the case of a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder, documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds comprising the Qualifying Fund are either (i) under common management and investment control, or (ii) under common management and funded primarily by a single employer;

(8) a written representation that the Eligible Stockholder (including each member of any group of stockholders, each fund comprising a Qualifying Fund and/or each beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder) (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent, (B) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting, (C) has not nominated and shall not nominate for election to the Board of Directors any person other than the Stockholder Nominee(s) being nominated by such Eligible Stockholder pursuant to this Section 2.14, (D) has not engaged and shall not engage in, and has not and shall not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (E) shall not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation, (F) agrees to comply with all applicable laws and regulations applicable to any solicitation in connection with the annual meeting, (G) shall provide facts, statements and other information in all communications with the Corporation and its stockholders that are or shall be true and correct in all material respects and do not and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (H) will recall any outstanding shares of capital stock of the Corporation that

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have been loaned by or on behalf of the Eligible Stockholder to another person that are to be counted for purposes of determining the Required Shares and the Eligible Stockholder’s eligibility hereunder in accordance with the provisions relating thereto in Section 2.14(e) upon being notified that any of the Stockholder Nominee(s) of such Eligible Stockholder will be included in the Corporation’s proxy statement and the Corporation’s form of proxy for the applicable annual meeting; and

(9) an undertaking that the Eligible Stockholder (including each member of any group of stockholders, each fund comprising a Qualifying Fund and/or each beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder) agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation; (B) indemnify and hold harmless the Corporation, and each of its directors, officers and employees individually, against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.14, out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation; and (C) file with the SEC any solicitation or other communication with the Company’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available thereunder

(h) Additional Required Information. At the request of the Corporation, each Stockholder Nominee must submit to the Secretary of the Corporation all completed and signed questionnaires required of directors and officers of the Corporation. The Corporation may request such additional information as necessary to permit the Board of Directors to determine if each Stockholder Nominee is independent as defined in Section 2.12(a)(2) of these Bylaws.

(i) Irrevocable Resignation. Each Stockholder Nominee must provide to the Secretary of the Corporation, within the time period specified in Section 2.14(b) for delivering the Notice of Proxy Access Nomination, an irrevocable resignation from the Board of Directors that shall become effective upon a determination by the Board of Directors or any committee thereof that (1) the information provided to the Corporation by the Stockholder Nominee individual pursuant to Section 2.14(g)(5) was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (2) the Stockholder Nominee, or the Eligible Stockholder that nominated the Stockholder Nominee, breached any obligations owed to the Corporation under these Bylaws.

(j) Notification and Correction of Defects in Information Provided. In the event that any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect.

(k) Exclusion of Stockholder Nominees. The Corporation shall not be required to include, pursuant to this Section 2.14, a Stockholder Nominee in its proxy materials for any meeting of stockholders:

(1) if the Eligible Stockholder (or any member of any group of stockholders or any fund comprising a Qualifying Fund that together is such Eligible Stockholder) who has nominated such Stockholder Nominee has engaged or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors;

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(2) if the Stockholder Nominee is or becomes a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such Stockholder Nominee’s candidacy for director of the Corporation or service that the Stockholder Nominee does not promptly disclose to the Corporation or any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such Stockholder Nominee’s action as a director of the Corporation;

(3) who is not independent as defined in Section 2.12(a)(2) of these Bylaws, as determined by the Board of Directors;

(4) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Corporation’s Certificate of Incorporation or Corporate Governance Guidelines, the rules and listing standards of the principal U.S. exchange upon which the common shares of the Corporation are listed, or any applicable state or federal law, rule or regulation;

(5) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(6) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years;

(7) if such Stockholder Nominee or the applicable Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) provides information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof;

(8) the Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) or applicable Stockholder Nominee fails to comply with its obligations pursuant to this Section 2.14;

(9) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended; or

(10) for which the Secretary of the Corporation receives a notice that a stockholder has nominated such Stockholder Nominee for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 2.12 of these Bylaws and which notice does not expressly elect to have its nominee(s) included in the Corporation’s proxy statement pursuant to this Section 2.14.

(l) Invalid and Disregarded Nominations. Notwithstanding anything to the contrary set forth herein, the Board of Directors or the chairman of the annual meeting of stockholders shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (1) the Stockholder Nominee(s) and/or the applicable Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) breaches its or their obligations under this Section 2.14, as determined by the Board of Directors or the chairman of the annual meeting, or (2) the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting of stockholders to present any nomination pursuant to this Section 2.14.

(m) Ineligible Stockholder Nominees. Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (1) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (2) does not receive at least 25% of the votes cast in favor of such Stockholder Nominee’s election, shall be ineligible to be a Stockholder Nominee pursuant to this Section 2.14 for the following two annual meetings. Any Stockholder Nominee who is included in the Corporation’s proxy statement for a particular annual meeting of stockholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 2.14 or any other provision of these Bylaws or the Corporation’s Certificate of Incorporation or Corporate Governance Guidelines or other applicable law or

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Appendix A – Proposed Proxy Access Bylaw

regulation at any time before the applicable annual meeting of stockholders, will not be eligible for election at the relevant annual meeting of stockholders and may not be substituted by the Eligible Stockholder that nominated such Stockholder Nominee. Any Eligible Stockholder (including each stockholder, fund comprising a Qualifying Fund and/or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder) whose Stockholder Nominee is elected as a director at the annual meeting of Stockholders will not be eligible to nominate or participate in the nomination of a Stockholder Nominee for the following two (2) annual meetings of stockholders other than the nomination of such previously elected Stockholder Nominee.

(n) Group Members. No stockholder shall be permitted to join more than one group of stockholders to become an Eligible Stockholder for purposes of nominations pursuant to this Section 2.14 per each annual meeting of stockholders. In the event that the Eligible Stockholder consists of a group of stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in these Bylaws, including the Minimum Holding Period, shall apply to each member of such group (including each fund comprising a Qualifying Fund and/or each beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder); provided, however, that the Required Ownership Percentage shall apply to the ownership of the group in the aggregate. When an Eligible Stockholder is comprised of a group, a violation of any provision of these Bylaws by any member of the group shall be deemed a violation by the Eligible Stockholder group.

(o) Exclusivity. This Section 2.14 shall be the exclusive method for stockholders to include nominees for director in the Corporation’s proxy materials.

A-8     Republic Services, Inc. 2016 Proxy Statement

APPENDIX B

PROPOSED EXCLUSIVE FORUM BYLAW

Section 7.4 Forum for Adjudication of Certain Disputes. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws or as to which the General Corporation Law confers jurisdiction upon the Chancery Court; (iv) any action asserting a claim governed by the internal affairs doctrine; or (v) any other action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation that constitutes an “internal corporate claim” as defined by Section 115 of the General Corporation Law. Notwithstanding the foregoing, however, if the Chancery Court lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case unless the Chancery Court (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Any person or entity purchasing, otherwise acquiring or retaining any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 7.4. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Section 7.4 with respect to any current or future actions or claims.

Republic Services, Inc. 2016 Proxy Statement     B-1

REPUBLIC SERVICES, INC.

ATTN: INVESTOR RELATIONS

18500 NORTH ALLIED WAY

PHOENIX, AZ 85054

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E02224-P74499	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

REPUBLIC SERVICES, INC.

The Board of Directors recommends you vote FOR all the listed nominees and FOR all Proposals.

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Ramon A. Rodriguez	☐	☐	☐

	1b.	Tomago Collins	☐	☐	☐

	1c.	James W. Crownover	☐	☐	☐

	1d.	Ann E. Dunwoody	☐	☐	☐

	1e.	William J. Flynn	☐	☐	☐

	1f.	Manuel Kadre	☐	☐	☐

	1g.	Michael Larson	☐	☐	☐

	1h.	W. Lee Nutter	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

			For	Against	Abstain

	1i.	Donald W. Slager	☐	☐	☐

	1j.	John M. Trani	☐	☐	☐

2.	Advisory vote to approve the compensation of our named executive officers.		☐	☐	☐

3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016.		☐	☐	☐

4.	Proposal to approve a proxy access bylaw.		☐	☐	☐

5.	Proposal to approve an exclusive forum bylaw.		☐	☐	☐

NOTE: In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E02225-P74499

PROXY

REPUBLIC SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Donald W. Slager and Michael P. Rissman, or either of them, with the power of substitution, are hereby authorized to vote all shares of common stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Republic Services, Inc. to be held at 10:30 a.m., local time, on May 6, 2016, at the Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260 or any postponements or adjournments of the meeting, as indicated hereon.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is given, this proxy will be voted FOR each of the nominees for director listed hereon, FOR approval of the compensation of our named executive officers, FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016, FOR approval of a proxy access bylaw, and FOR approval of an exclusive forum bylaw. As to any other matter, the Proxies shall vote in accordance with their best judgment.

The undersigned hereby acknowledges receipt of the Notice of the 2016 Annual Meeting of Shareholders, the Proxy Statement, and the Annual Report.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued on reverse side